OFFER TO PURCHASE FOR CASH

                     UP TO 4,225,000 SHARES OF COMMON STOCK
                                       of
                             RANGER INDUSTRIES, INC.
                                       at
                             $2.00 Per Share in Cash
                                       by
                           BUMGARNER ENTERPRISES, INC.



--------------------------------------------------------------------------------
          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
           5:00 P.M., NEW YORK CITY TIME, ON JANUARY 30, 2001, UNLESS THE
                               OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                   -------------

      Bumgarner Enterprises, Inc. ("Bumgarner") hereby offers to purchase for cash from the shareholders of Ranger Industries, Inc. ("Ranger") shares of common stock, par value $.01 per share, of Ranger, at $2.00 per share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which, as amended or supplemented from time to time, together, constitute the "Offer Documents").

      Bumgarner will, upon the terms and subject to the conditions of the tender offer, including the proration provisions, accept for payment, and thereby purchase, up to 4,225,000 shares of Ranger common stock validly tendered and not withdrawn, representing a total purchase of up to 4,225,000 (approximately 80%) of the outstanding shares of Ranger common stock on December 27, 2000, pursuant to the tender offer. All shares acquired in the tender offer will be acquired at the Offer Price. In the event that more than 4,225,000 shares of the outstanding shares of Ranger common stock are validly tendered and not withdrawn, Bumgarner will accept for payment, and thereby purchase, shares of Ranger common stock on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional shares) upon the terms and subject to the conditions of the tender offer. See The Tender Offer - Terms of the Tender Offer, below. Shares of Ranger common stock not purchased because of proration will be returned to the tendering shareholder at Bumgarner's expense.

      The tender offer is not conditioned on any minimum number of shares of Ranger common stock being tendered. The tender offer is, however, subject to certain other conditions set forth in the Offer Documents. See The Tender Offer
- Terms of the Tender Offer, below.

                                   -------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

                                   -------------

      The shares are not listed on any securities exchange or authorized to be quoted on Nasdaq or in any other inter-dealer quotation system of a registered national securities association. As of December 27, 2000, the latest date Bumgarner could obtain sale information before the date of the public announcement of the tender offer, the last sale price of the shares in the "over-the-counter" market reported to the National Association of Securities Dealers, Inc. was $1.75 on December 27, 2000.




              The date of this Offer to Purchase is December 29, 2000.

                                    IMPORTANT

      Any shareholder who wants to tender all or any portion of such shareholder's shares of Ranger common stock should either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a facsimile thereof), and any other required documents to our depositary, Continental Stock Transfer & Trust Company (the "Depositary") and either deliver the certificates for such shares to the Depositary or tender such shares pursuant to the procedures for book-entry transfer set forth herein, or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose shares of Ranger common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such shares.

      A shareholder who wants to tender shares and whose certificates representing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the tender offer, may tender such shares by following the procedures for guaranteed delivery set forth in The Tender Offer - Procedure for Tendering Shares, below.

      Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to Beacon Hill Partners, Inc. at
(800) 755-5001 (toll free). A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the tender offer.

      Because Bumgarner wants to provide you with more meaningful and useful information, this Offer to Purchase contains certain "forward-looking statements" (as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended). These statements reflect Bumgarner's current expectations regarding its possible future results of operations, performance, and achievements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

      Wherever possible, Bumgarner has tried to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend," and similar expressions. These statements reflect Bumgarner's current beliefs and are based on information currently available to Bumgarner. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause Bumgarner's actual results, performance, or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the factors set forth herein under "Factors That May Affect Future Operating Results." Bumgarner has no obligation to update or revise any such forward-looking statements that may be made to reflect events or circumstances after the date of this Offer to Purchase.

      A Summary of the Tender Offer section describing the principal terms of the tender offer appears on pages 1 through 3. You should read this entire document carefully before deciding whether to tender your shares.

                             TABLE OF CONTENTS

                                                                            Page


SUMMARY OF THE TENDER OFFER..................................................1

INTRODUCTION.................................................................4

SPECIAL FACTORS..............................................................5

1.    BACKGROUND OF THE TENDER OFFER.........................................5

2.    PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE TENDER OFFER AND
      MERGER.................................................................7

3.    PLANS FOR RANGER; OTHER MATTERS........................................8

4.    INTERESTS OF CERTAIN PERSONS IN THE TENDER OFFER AND THE MERGER........9

THE TENDER OFFER............................................................10

1.    TERMS OF THE TENDER OFFER.............................................10

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT....................................12

3.    PROCEDURE FOR TENDERING SHARES........................................13

4.    WITHDRAWAL RIGHTS.....................................................16

5.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................16

6.    PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES....................18

7.    POSSIBLE EFFECTS OF THE TENDER OFFER ON THE MARKET FOR THE RANGER
      SHARES; SECURITIES EXCHANGE ACT REGISTRATION..........................19

8.    CERTAIN INFORMATION CONCERNING RANGER.................................20

9.    CERTAIN INFORMATION CONCERNING BUMGARNER..............................24

10.   THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.....................38

11.   SOURCE AND AMOUNT OF FUNDS............................................39

12.   CONDITIONS TO THE TENDER OFFER........................................39

13.   CERTAIN LEGAL MATTERS.................................................40

14.   FEES AND EXPENSES.....................................................41

15.   MISCELLANEOUS.........................................................42

                           SUMMARY OF THE TENDER OFFER

      Bumgarner Enterprises, Inc. is offering to purchase up to 4,225,000 shares of common stock of Ranger Industries, Inc., representing a total purchase of up to approximately 80% of the outstanding shares of Ranger common stock as of December 27, 2000, for $2.00 per share in cash. The following are some of the questions you, as a shareholder of Ranger, may have regarding the tender offer, and answers to those questions. We urge you to carefully read the remainder of this document and the accompanying Letter of Transmittal because they contain additional important information not contained in this summary.

Who is offering to buy my securities?

      Our name is Bumgarner Enterprises, Inc. and when this offer mentions "Bumgarner" it refers to us. We are a Florida corporation. See The Tender Offer
- Certain Information Concerning Bumgarner, below.

What are the classes and amounts of securities sought in the tender offer?

      Pursuant to the obligations imposed in an Agreement and Plan of Merger and Reorganization, dated as of December 29, 2000, by and among Bumgarner, Ranger, and BEI Acquisition Corporation, a wholly owned subsidiary of Ranger, we are seeking to purchase up to 4,225,000 shares of common stock of Ranger, representing a total purchase of up to approximately 80% of the outstanding shares of Ranger common stock as of December 27, 2000. See The Tender Offer - Terms of the Tender Offer, below.

How much is Bumgarner offering to pay for my securities and what is the form of payment?

      We are offering to pay $2.00 per share in cash, less any required withholding taxes, and without the payment of interest. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for such broker or nominee charges. See Introduction, below. In addition, if you do not complete and sign the Substitute Form W-9 included in the Letter of Transmittal, you may be subject to required backup Federal income tax withholding. See Instruction 10 to the Letter of Transmittal. See The Tender Offer - Acceptance for Payment and Payment, below.

Has Ranger approved the tender offer?

      Ranger's board of directors has approved the tender offer. However, Ranger's board of directors is not making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. The tender offer is being made to all Ranger shareholders, including shareholders who are directors, officers or beneficial owners of more than five percent of Ranger common stock. Certain of Ranger's directors and executive officers, as well as certain beneficial owners of more than five percent of Ranger common stock, have agreed to tender shares in the tender offer. Some of Ranger's directors have interests in the tender offer which are in addition to those of other Ranger shareholders. See Special Factors - Interest of Certain Persons in the Tender Offer and the Merger, below.

How will Bumgarner pay for the shares?

      Although we do not have financing in place yet to pay for the shares tendered in the tender offer, we are currently seeking to obtain a loan which will provide us with the funds necessary to complete the tender offer. See The Tender Offer - Source and Amount of Funds, below.

What are the conditions to Bumgarner completing the tender offer?

      We are not required to complete the tender offer unless:

      o a merger pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 29, 2000, by and among Bumgarner, Ranger, and BEI Acquisition Corporation, a wholly owned subsidiary of Ranger, is consummated simultaneously with the completion of the tender offer;
      o  our ability to obtain financing to complete the tender offer; and
      o certain other conditions. See The Tender Offer - Conditions of the Tender Offer, below.

How long do I have to decide whether to tender in the tender offer?

      You will have at least until 5:00 p.m., New York City time, on January 30, 2001 to decide whether you would like to tender your shares in the tender offer. If you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in the Offer Documents. See The Tender Offer - Procedure for Tendering Shares, below.

Can the tender offer be extended and under what circumstances?

      We have the right to extend the tender offer if the conditions to the tender offer are not met by January 30, 2001. If we extend the tender offer because conditions were not met, we may not accept or pay for any shares until the tender offer, as extended, expires. If there is an extension, we will make a public announcement by 9:00 a.m., New York City time, on the next business day after the last scheduled or announced expiration date. See The Tender Offer - Acceptance for Payment and Payment, below.

How do I tender my shares?

      To tender your shares, the following must occur prior to 5:00 p.m., New York City time, on January 30, 2001, unless the tender offer is extended:

      o If you are a record holder (that is, if a stock certificate has been issued to you), you must either complete and sign the accompanying Letter of Transmittal (or facsimile thereof) and send it with your stock certificate to the depositary for the tender offer or follow the procedures described in the Offer Documents for book-entry transfer. These materials must reach the depositary before the tender offer expires. Detailed instructions are contained in the Letter of Transmittal and in The Tender Offer - Procedure for Tendering Shares, below.

      o If you are a record holder, but your stock certificate is not available or you cannot deliver it to the depositary before the tender offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery, described in The Tender Offer - Procedure for

         Tendering Shares, below, of this document. Please call Beacon Hill Partners, Inc., our information agent, at (212) 843-8500 or (800) 755-5001 for assistance.

      o If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions that your shares be tendered.

When will I get paid if I tender my shares?

      If all of the conditions of the tender offer are satisfied or waived and your shares of Ranger common stock are accepted for payment, we will pay you for your shares promptly after the expiration of the tender offer. See The Tender Offer - Acceptance for Payment and Payment, below.

What are my withdrawal rights?

      If, after tendering your shares in the tender offer, you decide that you do NOT want to accept the tender offer, you can withdraw your shares by so instructing the depositary for the tender offer before the tender offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See The Tender Offer - Withdrawal Rights, below.

What are my appraisal rights?

      No appraisal rights are available in connection with the tender offer.

What is the market value of my shares as of a recent date?

      As of December 27, 2000, the latest date we could obtain sale information before the public announcement of the tender offer, the last sale price of shares of Ranger common stock in the "over-the-counter" market reported to the National Association of Securities Dealers was $1.75 on December 27, 2000.

What happens if I tender my shares and Bumgarner does not accept the tendered shares?

      If any shares of common stock of Ranger that you tender are not accepted for any reason, certificates representing such shares will be returned to you, or to the person you specify in your tendering documents. See The Tender Offer - Acceptance for Payment and Payment, below.

How can I get further information?

      You can call Beacon Hill Partners, Inc. at (800) 755-5001 (toll free). Beacon Hill Partners, Inc. is acting as the Information Agent for our tender offer.

                                  INTRODUCTION

      Bumgarner Enterprises, Inc. ("Bumgarner"), a Florida corporation, hereby offers to purchase (the "Tender Offer") up to 4,225,000 shares of outstanding common stock, par value $.01 per share, of Ranger Industries, Inc., a Connecticut corporation ("Ranger"), representing a total purchase of up to approximately 80% of the outstanding shares of Ranger common stock as of December 27, 2000, at a price of $2.00 per share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying letter of transmittal (which, as amended or supplemented from time to time, together, constitute the "Offer Documents").

      Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of shares of Ranger common stock pursuant to the Tender Offer, unless their brokers impose a charge for tendering the shares owned by such shareholder. Bumgarner will pay all fees and reasonable out-of-pocket expenses of Continental Stock Transfer & Trust Company, which is acting as the depositary (the "Depositary") and Beacon Hill Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Tender Offer. See The Tender Offer - Fees and Expenses, below.

      The purpose of the Tender Offer in conjunction with the Merger (as defined herein) is to enable Bumgarner to acquire control of Ranger and to combine the businesses of Ranger and Bumgarner while permitting Bumgarner to satisfy its contractual obligations under the Merger Agreement and while also providing Bumgarner with access to a sufficient amount of Ranger's cash to use to develop its business while at the same time allowing Ranger shareholders to participate in the development of that business or to provide them with the opportunity to obtain liquidity for all or a substantial portion of their holdings of Ranger common stock. Pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of December 29, 2000, by and among Bumgarner, Ranger, and BEI Acquisition Corporation, a wholly owned subsidiary of Ranger, and the Florida Business Corporation Act, simultaneously with the completion of the Tender Offer, BEI Acquisition Corporation, a wholly owned subsidiary of Ranger, will be merged with and into Bumgarner (the "Merger"), the separate existence of BEI Acquisition Corporation will cease and Bumgarner will continue as the surviving corporation in the Merger. The simultaneous completion of the Merger with the consummation of the Tender Offer is a condition to the Tender Offer. At the effective time of the Merger, each share of common stock, par value $.001 per share, of Bumgarner, then outstanding will be converted into the right to receive one share of Ranger common stock, unless otherwise adjusted as provided for herein, without interest. The Merger Agreement is more fully described in The Tender Offer - The Merger Agreement and Certain Other Agreements, below.

      Ranger has informed Bumgarner that, as of December 27, 2000, there were 5,278,644 shares of Ranger common stock issued and outstanding.

      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE TENDER OFFER.

                                 SPECIAL FACTORS

1.    BACKGROUND OF THE TENDER OFFER

      Ranger was organized in 1961, as the successor to the Connecticut Leather Company, which was founded in 1932. From 1961 through 1990, Ranger was known as "Coleco Industries, Inc."

      In 1988, Ranger, then known as Coleco Industries, Inc., filed a voluntary petition in bankruptcy. In 1990, a plan of reorganization (the "Plan") was approved by the bankruptcy court and became effective, and Ranger emerged from Chapter 11 with $950,000 in cash and no liabilities. Under the Plan, $5.5 million was transferred to a product liability trust (the "Product Liability Trust"), to process and liquidate product liability claims pending or arising after May 15, 1990.

      In May 2000, the bankruptcy court authorized the trustee of the Product Liability Trust to obtain insurance covering claims made against the Product Liability Trust, and after paying $1.2 million for the insurance premiums, to make a distribution to Ranger of substantially all of the remaining funds in the Product Liability Trust. The amount of the distribution to Ranger, which was made in May 2000, was approximately $11 million.

      Ranger's financial resources at the present time, other than its cash on hand, are the possible utility of net operating loss carryforwards ("NOLs") of approximately $178.4 million as of September 30, 2000. The NOLs resulted primarily from operating losses sustained by Ranger prior to 1990 and have sheltered Ranger's modest interest income and the income of the Product Liability Trust from Federal income taxation and, until 1999, from state income taxation. The income of the Product Liability Trust, if any, continues to be taxable to Ranger. As more fully discussed in The Tender Offer - Certain Information Concerning Ranger - Use of NOLs, below, the continuing availability of the NOLs is uncertain.

      The shares are not listed on any securities exchange or authorized to be quoted on Nasdaq or in any other inter-dealer quotation system of a registered national securities association. The shares are traded only on a limited basis in the "over-the-counter" market. As of December 27, 2000, the latest date Bumgarner could obtain sale information before the date of the public announcement of the Tender Offer, the last reported sale price of the shares in the "over-the-counter" market reported to the National Association of Securities Dealers, Inc. (the "NASD") was $1.75 on December 27, 2000.

      In late spring of 2000, Ranger began exploring various options available to Ranger to enhance shareholder value, including liquidating Ranger, selling Ranger and selling various Ranger assets.

      In June 2000, Ranger's chief executive officer, Morton E. Handel, met with Ranger's accountants, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to discuss the possibility of liquidating Ranger. PricewaterhouseCoopers examined the issue and shared its conclusions with Ranger. Ranger's management concluded after reviewing the matter with PricewaterhouseCoopers and with its legal advisers that liquidating Ranger was not the most efficient manner in which to distribute the value of Ranger to its shareholders. Management was advised that a liquidation of Ranger could take years to resolve since Ranger would have to make certain filings with certain governmental agencies and wait to receive clearance from such agencies in order to effectuate the dissolution - a process which the Ranger management was informed could take years. The Ranger management was also advised that reserves for such period of time would have to be set aside for any potential claims by creditors.

      On August 3, 2000, Ranger placed the following advertisement in the eastern edition of The Wall Street Journal:

                                    For Sale
                               Clean Public Shell
                           $ 10 million cash position
                                  No liability
                               Large pre-1990 NOL
                              FAX INFO REQUESTS TO:
                                  860-726-9011

      Ranger received numerous inquiries with respect to its advertisement in The Wall Street Journal, including the following on August 3, 2000 from Charles
G. Masters, the president of, and holder of the majority interest in, Bumgarner:

            "We are quite interested in the subject of your advertisement. We are interested in the project as either a cash purchase of control or as a reverse merger candidate. We are prepared to move promptly."

      Bumgarner, through its principal shareholder and sole director and executive officer, Charles G. Masters, has been for some time seeking a suitable publicly held corporation to combine with Bumgarner and complete certain business transactions Mr. Masters contemplated. When Mr. Masters saw that Ranger management was attempting to sell a "clean public shell" with $ 10 million in cash, Mr. Masters believed that Ranger was a good vehicle for his plans. This was also about the time that Mr. Masters began negotiating with Inter-Oil & Gas Group to purchase an interest in certain oil and gas properties or the Henryetta Joint Venture.

      On August 7, 2000, Ranger's chief executive officer, Mr. Handel, contacted Mr. Masters to discuss Mr. Masters' proposal. Ranger's management explored various alternatives with Mr. Masters which would enhance shareholder value while at the same time permit Mr. Masters to gain a controlling interest in Ranger.

      One of the proposals suggested by Mr. Masters was the direct purchase by him or one of his affiliates of the shares of Ranger common stock held, directly or indirectly, by all of the directors and officers of Ranger, representing an aggregate interest of 35.1% of the outstanding common stock of Ranger as of February 22, 2000. The management of Ranger declined to accept such proposal and, instead, proposed that Mr. Masters launch a tender offer open to all of the Ranger shareholders for all of the outstanding Ranger common stock. The management of Ranger rejected the proposal by Mr. Masters to purchase the shares of Ranger common stock held by all of the directors and officers of Ranger because it would not have permitted the other Ranger shareholders to participate in the sale. The Ranger management believed that it was important to share whatever control premium was included in the offer price with the other shareholders and that the ability itself to sell was an important benefit that should be shared with all Ranger shareholders because of the thin and illiquid market for the Ranger common stock. Mr. Masters agreed to launch a tender offer for up to 4,225,000 shares of the outstanding Ranger common stock. In connection with the tender offer, Ranger and Mr. Masters discussed the purchase by Mr. Masters and his affiliates of 14,720,000 newly issued shares of Ranger common stock at $1.88 per share in exchange for all of the outstanding shares of stock of Bumgarner, resulting in Bumgarner becoming a subsidiary of Ranger.

      In the process of the negotiations, Ranger's management imposed a condition that Bumgarner make an offer to purchase up to 4,225,000 shares of Ranger common stock at $2.00 per share pursuant to this Tender Offer. Although Bumgarner desired to conserve Ranger's cash for use in potentially profitable business operations, Ranger's management made it clear that the transaction could only proceed if the tender offer were completed. Bumgarner made it clear to Ranger that Bumgarner could only complete the tender offer with financing provided by Ranger. Based on those understandings, Bumgarner and Ranger agreed to proceed with the Merger and this Tender Offer as contemplated in this Tender Offer statement.

      During the course of the negotiations with Mr. Masters, Ranger's management continued to evaluate the other indications of interest received by Ranger as a result of its advertisement. Of the handful of proposals which management deemed to be for valid business purposes, Ranger's management found Mr. Masters' proposals to be the most promising in potentially enhancing shareholder value. While many of the proposals received from other parties would have resulted in Ranger shareholders receiving nominal cash distributions, the alternative with Mr. Masters would afford the Ranger shareholders the option to tender their shares for cash in the Tender Offer and those who would continue to remain Ranger shareholders would benefit from the Bumgarner business since Bumgarner, after the purchase of the 14,720,000 newly issued shares of Ranger common stock, would become a subsidiary of Ranger. The Ranger management believed the Bumgarner business might have business potential in generating value for the Ranger shareholders. See The Tender Offer - The Merger Agreement and Certain Other Agreements, below.

      Ranger and Mr. Masters agreed for tax reasons that rather than having Mr. Masters and his affiliates purchase the 14,720,000 newly issued shares of Ranger common stock that Ranger would enter into a merger agreement with Bumgarner and BEI Acquisition Corporation, a newly formed wholly owned subsidiary of Ranger, whereby Bumgarner would be merged into BEI Acquisition Corporation and Bumgarner would become the surviving corporation in exchange for the issuance of 14,720,000 newly issued shares of Ranger common stock to the shareholders of Bumgarner. See The Tender Offer - The Merger Agreement and Certain Other Agreements, below.

      On December 28, 2000, the board of directors of Ranger approved the Merger Agreement and the transactions contemplated thereunder, including the Tender Offer.

2.    PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE TENDER OFFER AND MERGER

      Purposes. The purpose of the Tender Offer and the Merger is to enable Bumgarner to acquire control of Ranger and to combine the businesses of Ranger and Bumgarner while permitting Bumgarner to satisfy its contractual obligations under the Merger Agreement and while also providing Bumgarner with access to a sufficient amount of Ranger's cash to use to develop its business while at the same time allowing Ranger shareholders to participate in the development of that business or to provide them with the opportunity to obtain liquidity for all or a substantial portion of their holdings of Ranger common stock.

      Alternatives. Before accepting Mr. Masters proposal, Ranger's management considered various alternatives to his proposal, including those described above under Special Factors - Background of the Tender Offer. It also considered a liquidation of Ranger by a sale of its assets and a distribution of the net after-tax proceeds. Ranger determined not to give such alternatives serious consideration because of the length of time, transaction costs, regulatory risks and uncertainty involved.

      Reasons. Bumgarner believes that there is not currently an orderly or viable market for Ranger common stock and, as a result, Ranger common stock is undervalued in the "over-the-counter" market. Upon the consummation of the Merger, the Ranger shareholders will be able to derive the benefits, if any, of the business of Bumgarner. In addition, Ranger shareholders have the option to receive cash in consideration for shares tendered in the Tender Offer.

      Effects. As a result of the Tender Offer and the Merger, substantially all of the equity interest in Ranger will be directly owned by Mr. Masters and his affiliates. Shareholders of Ranger who sell their shares of Ranger common stock in the Tender Offer will cease to have any equity interest in Ranger and any right to participate in its earnings and any future growth. If the Merger is consummated, non-tendering shareholders will hold an equity interest in Ranger which will be significantly diluted by the shares issued to the Bumgarner shareholders. See The Merger Agreement and Certain Other Considerations, below. Since the shares purchased in the Tender Offer will be owned by Bumgarner, the Tender Offer will reduce Ranger's "public float" (the number of shares owned by non-affiliate shareholders and available for trading in the "over-the-counter" securities market). This reduction in Ranger's public float, combined with higher leverage, may result in lower stock prices or reduced liquidity in the trading market for its common stock following the completion of the Tender Offer.

      Benefits. Bumgarner believes that the Tender Offer may provide several benefits to Ranger and its shareholders, including:

      o Shareholders who accept the Tender Offer will sell their shares of Ranger common stock for cash at a price representing a premium of approximately 14% over the last reported sale price of the Ranger common stock in the "over-the-counter" market on December 27, 2000, the latest date Bumgarner could obtain sale information prior to the public announcement of the Tender Offer. The Offer Price is also $.15 above the estimated liquidation price per share of Ranger common stock based upon its current assets of $10.2 million and anticipated liquidation expenses of $400,000. This will provide a source of liquidity not otherwise available, and will eliminate the shareholders' exposure to fluctuations in market value of the Ranger common stock, particularly since the continuing availability of the NOLs is uncertain. See The Tender Offer - Certain Information Concerning Ranger - Use of NOLs, below.

      o Because the shares are traded only on a limited basis in the "over-the-counter" market, the Tender Offer affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their shares at a price of $2.00 per share. For the 11-month period ended November 30, 2000, the average trading volume per month for the Ranger common stock was approximately 130,000 shares. The Tender Offer may give shareholders the opportunity to sell a larger number of shares than could likely be sold in the "over-the-counter" market at a price greater than the "over-the-counter" market prices reported prior to the announcement of the Tender Offer. See The Tender Offer - Price Range of the Shares; Dividends on the Shares, below, for historical share price information. In addition, where shares are tendered by the registered owner of the shares directly to the Depositary, the sale of those shares in the Tender Offer will permit the seller to avoid the usual transaction costs associated with open market sales.

      o After the Tender Offer and the Merger are completed, any current Ranger shareholder who remains a shareholder of Ranger will be able to derive the benefits, if any, of the business of Bumgarner.

3.    PLANS FOR RANGER; OTHER MATTERS

      See The Tender Offer - Certain Information Concerning Bumgarner, below.

4.    INTERESTS OF CERTAIN PERSONS IN THE TENDER OFFER AND THE MERGER

      As of the commencement date of the Tender Offer, none of Bumgarner, Mr. Masters or any of their affiliates hold any interest in Ranger.

      Each of the shareholders of Ranger now serving as directors of Ranger have agreed to tender, or cause assigns of their shares to tender, their shares in the Tender Offer. Upon the consummation of the Tender Offer and the Merger, the employment agreement between Ranger and Morton E. Handel, Ranger's chief executive office, will be terminated. Mr. Handel will enter into a consulting agreement with Ranger providing for Mr. Handel to provide consulting services to Ranger relating to its operations and transition of ownership for a period of one year after the consummation of the Tender Offer and the Merger. Mr. Handel will be paid a one-time consulting fee of $100,000 immediately upon the consummation of the Tender Offer and the Merger.

      Pursuant to the consulting agreement, dated May 20, 2000, which Ranger currently has with S&H Consulting, Ltd., a business of which Mr. Handel is a principal shareholder (the "S&H Consulting Agreement"), S&H Consulting Ltd. will receive approximately $79,000, which is 10% of the difference between the value of the consideration received by Ranger or its shareholders and the net asset value of Ranger immediately prior to the Tender Offer and the Merger.

      In addition, the S&H Consulting Agreement will be amended upon the consummation of the Tender Offer and the Merger to provide that S&H Consulting will render financial advisory and transition services to Ranger for a period of one year after the consummation of the Tender Offer and the Merger for a fee of $48,000, which is the amount of the annual consulting fee payable to S&H Consulting, Ltd. under its current consulting agreement.

      In addition, pursuant to the Agreement to Purchase Shares, dated December 29, 2000, by and between Bumgarner and Mr. Handel and the Agreement to Purchase Shares, dated December 29, 2000, by and between Bumgarner and Isaac Perlmutter, a director of Ranger, Bumgarner has agreed to purchase all shares held, directly or indirectly, by Messrs. Handel and Perlmutter, or their assigns, which are tendered in the Tender Offer but not purchased because of proration, at a price of $2.00 per share (the "Handel and Perlmutter Purchase Agreements"). That purchase will be made simultaneously with the closing of the Tender Offer. It is being made because of the position expressed by the SEC in a letter to NASD Regulation, Inc., dated January 21, 2000, that controlling shareholders of a shell entity which merges with an operating business might be deemed to be underwriters of shares which they subsequently sell and, therefore, have a limited ability to sell their shares without registration under the securities laws. Bumgarner agreed to this arrangement in order to avoid the expense of registering those shares for resale.

      Charles G. Masters, the holder of the majority of the equity interest in Bumgarner, executed on December 29, 2000 an irrevocable proxy appointing Ranger as agent and irrevocable proxy to vote:

      o  in favor of the Merger and the Merger Agreement;

      o against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Bumgarner under the Merger Agreement, against any change in the directors of Bumgarner, against any change in the present capitalization of Bumgarner, against any amendment to Bumgarner's certificate of incorporation or bylaws which in each case could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of the transactions being consummated; and

      o in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, including the Tender Offer.

                                THE TENDER OFFER

1.    TERMS OF THE TENDER OFFER

      Upon the terms and subject to the conditions of the Tender Offer, Bumgarner will accept for payment and will promptly pay $2.00 per share for up to 4,225,000 shares of Ranger common stock validly tendered, and not withdrawn, prior to the Expiration Date. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on January 30, 2001 (the "Initial Expiration Date"), unless and until Bumgarner shall have extended the period of time for which the Tender Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Tender Offer, as so extended by Bumgarner, shall expire.

      In the event of proration, Bumgarner will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date; however, Bumgarner does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven to ten business days after the Expiration Date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Bumgarner's expense as promptly as practicable after the Expiration Date or termination of the Tender Offer without expense to the tendering shareholders; provided, however, that under the Handel and Perlmutter Purchase Agreements, Bumgarner has agreed to purchase all shares held by Messrs. Handel and Perlmutter which are tendered in the Tender Offer but not purchased because of proration, at a price of $2.00 per share. The purchase will be made simultaneously with the closing of the Tender Offer. See Special Factors - Interests of Certain Persons in the Tender Offer and the Merger, above. Under no circumstances will interest on the purchase price be paid by Bumgarner regardless of any delay in making such payment. In addition, if certain events occur, Bumgarner may not be obligated to purchase shares under the Tender Offer. See The Tender Offer - Conditions to the Tender Offer, below.

      The Tender Offer is conditioned upon Bumgarner and Ranger simultaneously consummating the Merger pursuant to the Merger Agreement and the other conditions set forth in The Tender Offer - Conditions to the Tender Offer, below. All references in the Offer Documents to a specific "Rule" or "Rules" shall mean a Rule or Rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      If all conditions to the Tender Offer are not satisfied prior to the Expiration Date, Bumgarner reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the SEC, to (i) decline to purchase any shares tendered in the Tender Offer and terminate the Tender Offer and return all tendered shares to the tendering shareholders, (ii) subject to the following sentence, waive any or all conditions to the Tender Offer and, to the extent permitted by applicable law, purchase all shares validly tendered, (iii) extend the Tender Offer by giving oral or written notice of such extension to the Depository and, subject to the right of shareholders to withdraw shares until the Expiration Date, retain all shares which have been tendered during the period or periods for which the Tender Offer is extended, or (iv) subject to the following sentence, amend the Tender Offer. See The Tender Offer - Conditions to the Tender Offer, below.

      Any extension, amendment or termination of the Tender Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the

Exchange Act. Without limiting the obligation of Bumgarner under such Rule or the manner in which Bumgarner may choose to make any public announcement, Bumgarner currently intends to make announcements by issuing a press release to the Dow Jones News Service.

      If Bumgarner extends the Tender Offer, or if Bumgarner (whether before or after its acceptance for payment of shares) is delayed in its purchase of, or payment for, shares of Ranger common stock or is unable to pay for the shares pursuant to the Tender Offer for any reason, then, without prejudice to Bumgarner's rights under the Tender Offer, the Depositary may retain tendered shares on behalf of Bumgarner, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in The Tender Offer - Withdrawal Rights, below. However, the ability of Bumgarner to delay the payment for shares which Bumgarner has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Tender Offer.

      If Bumgarner makes a material change in the terms of the Tender Offer or the information concerning the Tender Offer or waives a material condition of the Tender Offer, Bumgarner will disseminate additional Tender Offer materials and extend the Tender Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Tender Offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of a tender offer and that waiver of a material condition is a material change in the terms of the offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Tender Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Bumgarner increases the consideration offered to holders of Ranger common stock pursuant to the Tender Offer, such increased consideration will be paid to all holders whose shares are purchased in the Tender Offer whether or not such shares were tendered after such increase. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

      Ranger has provided Bumgarner with Ranger's shareholder lists and security position listings for the purpose of disseminating the Offer Documents to holders of Ranger common stock. The Offer Documents will be mailed by Bumgarner to record holders of Ranger common stock and will be furnished by Bumgarner to brokers, dealers, banks and similar persons whose names, or in the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Ranger common stock.

      Bumgarner has made no provisions in connection with the Tender Offer to grant unaffiliated security holders access to the corporate files of Ranger or to obtain counsel or appraisal services at the expense of Bumgarner.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT

      Upon the terms and subject to the conditions to the Tender Offer (including, if the Tender Offer is amended, the terms and conditions of any such amendment), Bumgarner will purchase by accepting for payment and will pay for, up to 4,255,000 shares of Ranger common stock validly tendered prior to the Expiration Date and not properly withdrawn in accordance with The Tender Offer - Withdrawal Rights, below. All determinations concerning the satisfaction of such terms and conditions will be within Bumgarner's sole discretion, which determinations will be final and binding. See The Tender Offer - Terms of the Tender Offer, above, and The Tender Offer - Procedure for Tendering Shares, below. Subject to any limits which may be imposed by the Merger Agreement, Bumgarner expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

      In all cases, payment for shares accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of (i) certificates for such shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of shares of Ranger common stock pursuant to the Tender Offer will be the highest per share consideration paid to any other holder of such shares pursuant to the Tender Offer.

      For purposes of the Tender Offer, Bumgarner will be deemed to have accepted for payment, and thereby purchased, shares of Ranger common stock properly tendered to Bumgarner and not withdrawn, if and when Bumgarner gives oral or written notice to the Depositary of Bumgarner's acceptance for payment of such shares. Payment for shares accepted for payment pursuant to the Tender Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Bumgarner and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY BUMGARNER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE TENDER OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      If Bumgarner is delayed in its acceptance for payment of, or payment for, shares of Ranger common stock or is unable to accept for payment or pay for shares pursuant to the Tender Offer for any reason, then, without prejudice to Bumgarner's rights under the Tender Offer (including such rights as are set forth in The Tender Offer - Terms of the Tender Offer, above, and The Tender Offer - Procedure for Tendering Shares, below) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Bumgarner, retain tendered shares, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in The Tender Offer - Withdrawal Rights, below.

      If any tendered shares are not purchased pursuant to the Tender Offer for any reason, or if certificates are submitted representing more shares than are tendered, certificates representing shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Tender Offer. In the case of shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in The Tender Offer - Procedure for Tendering Shares, below, such shares will be credited to such account maintained at a Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Tender Offer. If no such instructions are given with respect to shares delivered by book-entry transfer, any such shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such shares were delivered.

3.    PROCEDURE FOR TENDERING SHARES

      Valid Tender. For shares of Ranger common stock to be validly tendered pursuant to the Tender Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered shares must be received by the Depositary at one of such addresses or such shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

      The Depositary will establish accounts with respect to the shares at Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Tender Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Bumgarner may enforce such agreement against the participant.

      THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS

RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the systems of the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Ranger common stock) of shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

      Guaranteed Delivery. If a shareholder desires to tender shares of Ranger common stock pursuant to the Tender Offer and such shareholder's certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

     (i)   such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Bumgarner, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for (or a Book-Entry Confirmation with respect to) such shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

      The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

      Notwithstanding any other provision hereof, payment for shares accepted for payment pursuant to the Tender Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY BUMGARNER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Bumgarner upon the terms and subject to the conditions of the Tender Offer.

      Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message) the tendering shareholder will irrevocably appoint designees of Bumgarner as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the shares tendered by such shareholder and accepted for payment by Bumgarner, and with respect to any and all non-cash dividends, distributions, rights, other shares or other securities issued or issuable in respect of such shares on or after December 29, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered shares. Such appointment will be effective if and when, and only to the extent that, Bumgarner accepts for payment shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment of shares tendered in accordance with the terms of the Tender Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Bumgarner will thereby be empowered to exercise all voting and other rights with respect to such shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of Ranger's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Bumgarner reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon Bumgarner's acceptance for payment of such shares, Bumgarner must be able to exercise full voting, consent and other rights with respect to such shares (and any and all Distributions), including voting at any meeting of shareholders.

      Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding with respect to payments made to shareholders with respect to the purchase price of Ranger shares purchased pursuant to the Tender Offer, each such shareholder must provide the Depositary with his correct taxpayer identification number and certify that such shareholder is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See The Tender Offer - Certain Federal Income Tax Consequences, below and Instruction 10 of the Letter of Transmittal.

      Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Ranger common stock will be determined by Bumgarner, in its sole discretion, which determination will be final and binding. Bumgarner reserves the absolute right to reject any or all tenders of any shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Bumgarner's counsel, be unlawful. Bumgarner also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Bumgarner, the

Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Bumgarner's interpretation of the terms and conditions of the Tender Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.    WITHDRAWAL RIGHTS

      Except as otherwise provided in this Section, tenders of shares are irrevocable. Shares tendered pursuant to the Tender Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Bumgarner pursuant to the Tender Offer, may also be withdrawn at any time after February 26, 2001.

      For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been delivered pursuant to the procedures for book-entry transfer as set forth in The Tender Offer - Procedure for Tendering Shares, above, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

      Withdrawals of tenders of shares of Ranger common stock may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, withdrawn shares may be re-tendered by following one of the procedures described in The Tender Offer
- Procedure for Tendering Shares, above, any time prior to the Expiration Date.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Bumgarner, in its sole discretion, which determination will be final and binding. None of Bumgarner, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain United States Federal income tax consequences of the Tender Offer relevant to beneficial holders of shares whose shares are tendered and accepted for payment pursuant to the Tender Offer. The discussion is for general information only and does not purport to consider all aspects of Federal income taxation that might be relevant to beneficial holders of shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of shares in whose hands shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders (i) who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with Ranger, and (ii) who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities). In addition, this discussion does not discuss the Federal income tax consequences to a beneficial holder of shares who, for United States Federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

      No ruling will be requested from the Internal Revenue Service (the "IRS") regarding the tax consequences of the Tender Offer and the Merger and, accordingly, there can be no assurance that the IRS will agree with the discussion of the tax consequences set forth below.

      Tax Consequences to Existing Shareholders of Ranger

      The tax consequences to the existing shareholders of Ranger of the Tender Offer should be the same whether or not the Tender Offer and the Merger are treated as an integrated transaction or as separate transactions.

      Receipt of Cash in Tender Offer. In general, for federal income tax purposes, shareholders of Ranger receiving cash in exchange for shares pursuant to the Tender Offer should be treated as having sold their shares to Bumgarner ("Purchased Shares"). Capital gain or loss will be recognized with respect to Purchased Shares in an amount equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the shares surrendered. Gain or loss will be computed separately for each identifiable block of shares surrendered pursuant to the Tender Offer. Such gain or loss will be long-term capital gain or loss if, as of the date the shares are accepted for payment pursuant to the Tender Offer, the holder thereof has held such shares for more than one year. There are significant limitations on the deductibility of capital losses by individuals or corporations. Capital losses can offset capital gains on a dollar-for-dollar basis and, in the case of an individual shareholder, capital losses in excess of capital gains can be deducted to the extent of $3,000 annually. An individual can carry forward unused capital losses indefinitely. A corporation can utilize capital losses only to offset capital gain income; a corporation's unused capital losses can be carried back three years and forward five years.

      Under present law, long-term capital gains recognized in 2001 are taxable at a maximum rate of 20% for individuals and 35% for corporations, whereas ordinary income is taxable at a maximum rate of 39.6% for individuals and 35% for corporations.

      Since it is expected that the loan obtained by Bumgarner to pay for the shares tendered will be repaid with Ranger funds, the IRS may treat shareholders of Ranger receiving cash in exchange for shares pursuant to the Tender Offer as having transferred shares back to Ranger in exchange for cash (the "Redeemed Shares"). Capital gain or loss will be recognized by a shareholder of Ranger with respect to the Redeemed Shares only if the purchase of such shares qualifies for sale or exchange treatment under Section 302 of the Code. Under
Section 302(b) of the Code, sale or exchange treatment will be available with respect to Redeemed Shares for each Ranger shareholder who will not own after completion of the Tender Offer and Merger, either actually or under the constructive ownership rules of Section 318 of the Code, shares constituting 80% or more of the percentage of shares actually or constructively owned by such shareholder immediately before the consummation of the Tender Offer, provided that such shareholder owns (actually or constructively) less than 50% of the shares after the Tender Offer and Merger. If the requirements of Section 302(b) are not satisfied, a shareholder may nonetheless be entitled to sale or exchange treatment with respect to Redeemed Shares in the event that the redemption of such shares is "not essentially equivalent to a dividend" within the meaning of
Section 302(b)(1) of the Code by reason of being a "meaningful reduction" in the shareholder's interest in Ranger. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly-held corporation who owns only a nominal percentage of the corporation's stock and exercises no control over corporate affairs may constitute such a "meaningful reduction." For purposes of Sections 302(b)(1) and 302(b)(2) of the Code, stock is constructively owned under Section 318 of the Code if the shareholder has an option or other right to purchase the stock or if the shareholder bears a specified relationship to the owner of the stock (such as a shareholder owning 50% or more in value of the stock of a corporation that owns, actually or constructively, shares of Ranger or an individual shareholder that is a member of the family of another shareholder). In the case of any shareholder who does not tender shares in the Tender Offer, such shareholder will not be entitled to sale or exchange treatment under Section 302 of the Code if such shareholder's percentage ownership of common stock of Ranger after the Merger is not less than such shareholder's percentage ownership of shares in Ranger before consummation of the Tender Offer, taking into account actual and constructive stock ownership. Each existing shareholder of Ranger should consult his own personal tax advisor to determine whether he will qualify for sale or exchange treatment under Section 302 of the Code with respect to shares purchased in the Tender Offer.

      Each Ranger shareholder whose sale of Redeemed Shares qualifies for sale or exchange treatment under Section 302 of the Code will recognize capital gain or loss with respect to such shares as described in the first paragraph above.

      If a Ranger shareholder is not entitled to sale or exchange treatment with respect to his sale of Redeemed Shares in the Tender Offer pursuant to Section 302 as described in the second preceding paragraph above, then the cash received by such shareholder in exchange for such shares will be taxable as a dividend (i.e., as ordinary income) to the extent of Ranger's current and accumulated earnings and profits. Any such cash in excess of Ranger's earnings and profits will be treated as a return of capital to the extent of the shareholder's adjusted tax basis in all of his shares (including his redeemed shares and retained shares) and the balance of such cash would be treated as capital gain. Corporate shareholders may be entitled to a dividends received deduction under
Section 243 of the Code with respect to that portion (if any) of the cash received in the Tender Offer that is taxable as a dividend, subject to potential limitations under the holding period and debt financed rules of Sections 246(c) and 246A of the Code and to basis reduction under Section 1059 of the Code for the nontaxed portion of each dividend. Each shareholder of Ranger that is a corporation is urged to consult its own personal tax advisor to determine whether a dividend received deduction will be available to such shareholder and the tax consequences of that deduction.

      Backup Withholding. Payments in connection with the Tender Offer may be subject to "backup withholding" at a 31% rate, unless the shareholder is (i) a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Any amount paid as backup withholding will be creditable against the holder's federal income tax liability.

      BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL HOLDER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH BENEFICIAL HOLDER OF THE TENDER OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

6.    PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

      The table below sets forth the high and low sales prices per share for Ranger common stock for the periods indicated as reported to the NASD by the NASD's member firms. Ranger common stock is not listed for trading on any securities exchange or on Nasdaq or in any other inter-dealer quotation system of a registered national securities association and there is no established public trading market for

Ranger common stock. The stock price information reported in the tables below represents a limited number of transactions in Ranger common stock in the "over-the counter" market during the periods indicated. The Ranger common stock's trading symbol is "RNGR."

                               High/Asked          Low/Bid
                               ----------          -------
    1998

    Fourth Quarter              $0.75                $0.28

    1999

    First Quarter               $0.59                $0.28

    Second Quarter               0.59                 0.38

    Third Quarter                1.22                 0.31

    Fourth Quarter               1.50                 0.59

    2000

    First Quarter               $2.00                $1.13

    Second Quarter               1.66                 1.19

    Third Quarter                1.63                 1.41

    Fourth Quarter (through
      December 27)

      Ranger has not paid any cash dividend on its stock since 1974 and has no expectation of doing so in the foreseeable future. Under the terms of the Merger Agreement, Ranger is not permitted to declare or pay dividends with respect to the Ranger shares without the prior written consent Bumgarner.

      As of December 27, 2000, the latest date Bumgarner could obtain sale information before the public announcement of the Tender Offer, the last sale price of shares of Ranger common stock in the "over-the-counter" market reported to the NASD was $1.75 on December 27, 2000.

7. POSSIBLE EFFECTS OF THE TENDER OFFER ON THE MARKET FOR THE RANGER SHARES; SECURITIES EXCHANGE ACT REGISTRATION

      Market for the Shares. The purchase of shares of Ranger common stock by Bumgarner pursuant to the Tender Offer will reduce the number of shares that might otherwise trade publicly and will reduce the number of holders of shares, which, depending upon the number of shares so purchased, could adversely affect the liquidity and market value of the remaining shares held by the public. Following the simultaneous consummation of the Tender Offer and the Merger and subsequent closing of the Handel and Perlmutter Purchase Agreements, up to approximately 95% of the outstanding shares may be owned by Bumgarner. Bumgarner cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares or whether it would cause future market prices to be greater or less than the Offer Price.

      Stock Quotation. The Ranger common stock is not listed on any securities exchange or authorized to be quoted on Nasdaq or in any other inter-dealer quotation system of a registered national securities association. As of December 27, 2000, the latest date Bumgarner could obtain sale information before the date of the public announcement of the Tender Offer, the last reported sale price of the shares in the "over-the-counter" market reported to the NASD was $1.75 on December 27, 2000. See The Tender Offer - Price Range of the Shares; Dividends on the Shares, above for additional information regarding reported sale prices for the shares.

      Exchange Act Registration. The Ranger common stock is currently registered under the Exchange Act. Registration of the Ranger common stock under the Exchange Act may be terminated upon application of Ranger to the SEC if the Ranger common stock is neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the shares of the Ranger common stock under the Exchange Act would substantially reduce the information required to be furnished by Ranger to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Ranger, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Ranger and persons holding "restricted securities" of Ranger to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

      Bumgarner presently does not intend to seek termination of the registration of the shares of the Ranger common stock under the Exchange Act.

8.    CERTAIN INFORMATION CONCERNING RANGER

      According to Ranger's Form 10-KSB for the fiscal year ended December 31, 1999, Ranger's principal executive offices are located at One Regency Drive, Bloomfield, Connecticut 06002, and Ranger's telephone number is (860) 726-1208.

      The following description of Ranger and its business has been taken from Ranger's Form 10-KSB for the fiscal year ended December 31, 1999 and from Ranger's Form 10-QSB for the quarterly period ended September 30, 2000, and is qualified in its entirety by reference to such reports: Ranger was organized in 1961, as the successor to the Connecticut Leather Company, which was founded in 1932. From 1961 through 1990, Ranger was known as "Coleco Industries, Inc."

      In 1988, Ranger, then known as Coleco Industries, Inc., filed a voluntary petition in bankruptcy, and in 1990, the Plan was approved by the bankruptcy court and became effective as of February 28, 1990, and Ranger emerged from Chapter 11 pursuant thereto. Ranger emerged from the Chapter 11 proceeding with $950,000 in cash and no liabilities. Under the Plan, $5.5 million was transferred to the Product Liability Trust, to process and liquidate product liability claims pending or arising after May 15, 1990.

      On May 8, 2000, an order of the United States Bankruptcy Court for the Southern District of New York which was docketed on April 26, 2000 became final and non-appealable. The order authorized the trustee of the Product Liability Trust (i) to obtain insurance covering all claims made against the Product Liability Trust where the injury giving rise to the claim occurred between May 15, 1990 and May 15, 2020, and (ii) after paying $1,156,000 for the insurance premiums, to make a cash distribution to Ranger of all of the remaining funds in the Product Liability Trust other than $600,000 which shall remain in the

Product Liability Trust to pay the administrative expenses of the Product Liability Trust. The amount of the net distribution to Ranger, which was made in May 2000, was $11,002,632.

      Ranger's financial resources at the present time, other than its cash on hand, are the possible utility of NOLs of approximately $178.4 million as of September 30, 2000. The NOLs result primarily from operating losses sustained by Ranger prior to 1990 and have sheltered Ranger's modest interest income and the income of the Product Liability Trust from Federal income taxation and, until 1999, from state income taxation. The income of the Product Liability Trust, if any, continues to be taxable to Ranger. As more fully discussed below, the continuing availability of the NOLs is uncertain.

      Use of NOLs. On January 6, 1992, the Department of the Treasury promulgated new Treasury Regulations. These regulations interpret Section 269 of the Code which permits the IRS to deny corporations the ability to use tax benefits, such as NOLs where control of the corporation was acquired for the principal purpose of avoiding tax. The regulations provide that if a corporation in a bankruptcy reorganization that qualifies for an exemption from the general rule limiting the use of net operating loss carryforwards does not carry on a significant amount of an active trade or business during and subsequent to such bankruptcy reorganization, the IRS will presume, absent a showing of strong evidence to the contrary, that the principal purpose of the reorganization was to evade or avoid Federal income tax and that Section 269 should apply. The regulations are only effective, by their terms, with respect to acquisitions of control of corporations occurring after August 14, 1990 and, accordingly, they do not apply to Ranger.

      Despite the inapplicability of these regulations to Ranger, the issue of essentially inactive reorganized companies with NOLs that survive bankruptcy intact has been firmly raised in the eyes of the IRS. Accordingly, due to Ranger's disposition of its historic toy businesses pursuant to the Plan and Ranger's switch to a new business of acquiring investments, it is possible that the IRS may assert that Ranger has not carried on a significant trade or business during and subsequent to its reorganization. If such an assertion is made and ultimately sustained, then Ranger would be unable to utilize its estimated $178.4 million of net operating loss carryforwards. This could have a materially adverse effect on Ranger's ability to attract outside investors willing to invest in Ranger. Notwithstanding these regulations, there can be no assurance that Ranger will be able to attract sufficient outside investment to allow it to continue to operate, once its current working capital is depleted. The financial statements do not include any adjustments that might result from the resolution of these uncertainties.

      Properties. As of the effective date of the Plan, Ranger had no material properties, and it has acquired none since then. Ranger currently has the use of office space in Bloomfield, Connecticut, and leases space in a public warehouse for the storage of some of its business records.

      Selected Pro Forma Financial Data. The following pro forma financial statements have been prepared to reflect the effect of the proposed Merger and the simultaneous completion of the Tender Offer for 4,225,000 shares of Ranger's previously issued and outstanding common stock for $2.00 per share. The historical financial statements set forth below are derived from unaudited financial information of Ranger and Bumgarner as of November 1, 2000. The pro forma adjustments are based upon management's assumptions as discussed in Note 1.

      The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the Merger and Tender Offer occurred at January 1, 2000. However, the pro forma condensed financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the Merger and Tender Offer actually occurred earlier.

                           Ranger Industries, Inc. and
                           Bumgarner Enterprises, Inc.
                   Pro Forma Condensed Consolidated Balance Sheet
                                November 1, 2000
                                   (Unaudited)

                                                                                   Pro Forma       Pro Forma
                                                  Bumgarner      Ranger            Adjustments     Consolidated
                                                ------------  -------------        ------------    ------------
Assets
Current assets:
  Cash and cash equivalents:
    Unrestricted                                 $  4,537     $ 10,186,900 (1b)    $ (8,450,000)   $ 1,741,437
    Restricted                                                             (1b)       8,450,000      8,450,000
  Other current assets                                  -            3,483                               3,483
                                                 ---------    -------------        ------------    ------------
    Total current assets                            4,537     $ 10,190,383                    -     10,194,920
                                                 ---------    -------------        ------------    ------------

Oil and gas properties, using successful efforts
method                                            161,316     -                                        161,316
                                                 ---------    -------------        ------------    ------------
                                                 $165,853     $ 10,190,383         $          -    $10,356,236
                                                 =========    =============        ============    ============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses          $ 30,000     $    163,721 (1c)    $   225,000        $418,721
  Note payable                                                             (1b)      8,450,000       8,450,000
  Due to related party                            149,316                -                             149,316
                                                 --------    -------------        ------------    ------------
    Total current liabilities                     179,316          163,721           8,675,000       9,018,037
                                                 --------    -------------        ------------    ------------

Minority interest in joint venture                 16,536                -                              16,536
                                                 --------    -------------        ------------    ------------

Stockholders' equity:
  Common stock                                     14,720           52,786                              67,506
  Additional paid-in capital                            -       12,664,062                          12,664,062
  Accumulated deficit                             (44,719)     (2,690,186) (1c)       (225,000)     (2,959,905)
  Treasury stock, at cost                               -                - (1b)     (8,450,000)     (8,450,000)
                                                 --------    -------------        ------------    ------------
    Total stockholders' equity                    (29,999)      10,026,662          (8,675,000)      1,321,663
                                                 --------    -------------        ------------    ------------
                                                 $165,853     $ 10,190,383        $          -     $10,356,236
                                                 ========    =============        ============    ============

                           Ranger Industries, Inc and
                           Bumgarner Enterprises, Inc.
              Pro Forma Condensed Consolidated Statement of Operations For the
            period from January 1, 2000 through November 1, 2000
                                   (Unaudited)

                                                                      Pro Forma     Pro Forma
                                        Bumgarner      Ranger         Adjustment    Consolidated
                                       ----------     ----------     -----------    ------------

Revenues                               $      -       $       -      $       -       $      -
                                       ----------     ----------     -----------    ------------
Operating costs and expenses:
  Administrative                         30,000        1,790,667                      1,820,667
  Stock based compensation               14,719                -                         14,719
  Consulting and professional fees            -          223,079 (1c)   225,000         448,079
                                                                     -----------    ------------
    Total operating expenses             44,719        2,013,746        225,000       2,283,465
                                       ----------     ----------     -----------    ------------
Interest income                               -          251,509      -                 251,509
                                       ----------     ----------     -----------    ------------
  Loss before income taxes                            (1,762,237)      (225,000)     (2,031,956)

Income tax expense                            -           12,030              -          12,030
                                       ----------     ----------     -----------    ------------

Net loss                               $(44,719)     $(1,774,267)     $(225,000)    $(2,043,986)
                                       ==========    ===========     ===========    ============

Pro forma loss per common share        $(44.72)      $     (0.34)                   $     (0.13)
                                       ==========    ===========                    ============
Weighted average number of shares         1,000        5,278,644                     15,773,644
                                       ==========    ===========                    ============


       See Notes to Pro Forma Condensed Consolidated Financial Statements


         Notes to Pro Forma Condensed Consolidated Financial Statements

1. Pro forma adjustments:

   The pro forma adjustments reflected in the pro forma financial statements set forth above give effect to the following:

   (a) The Merger in consideration of Ranger's issuance of 14,720,000 shares for 100% of Bumgarner's issued and outstanding stock. This transaction has been accounted for as though it were a re-capitalization of Bumgarner and a sale of shares by Bumgarner in exchange for the net assets of Ranger.
   (b) Tender Offer by Bumgarner for 4,225,000 issued and outstanding shares of Ranger common stock at $2.00 per share. It is assumed that the Tender Offer will be financed by a $8,450,000 short-term bank loan which will be secured by $8,450,000 of Ranger's cash and cash equivalents.
   (c) Accrued $225,000 of consulting and professional fees associated with the Merger and Tender Offer.

2. Oil and gas properties are stated in the pro forma condensed consolidated balance sheet set forth above based upon generally accepted accounting principles and does not reflect the underlying fair values of such properties.

3. Note payable/receivable:

   Bumgarner acquired a 74.415% interest in Joint Venture - Henryetta in October 2000. Consideration for this equity interest was in the form of a $2,073,728 promissory note payable to Henryetta, which bears interest at 6% and is payable in full by October 10, 2001. Bumgarner will forfeit its interest in Henryetta (pro-rata with any unpaid balance) if the note is not paid by the due date. (Since the note is payable to an entity included in the pro forma consolidated financial statements, the note payable and related interest has been eliminated in consolidation). Results of operations of Henryetta, which are nominal, have been included in the pro forma consolidated financial statements set forth above from the October 2000 date of acquisition through November 1, 2000.

      Available Information. Ranger is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Ranger's directors and officers, their remuneration, options granted to them, the principal holders of Ranger's securities and any material interests of such persons in transactions with Ranger is required to be disclosed in proxy statements distributed to Ranger's shareholders and filed with the SEC. Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information can also be obtained by mail upon payment of the SEC's prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Ranger which have been filed via the EDGAR System.

      From time to time, some officers of Ranger may assist shareholders with tendering their Ranger common stock, or provide information necessary for them to do so.

9.    CERTAIN INFORMATION CONCERNING BUMGARNER

      General. Bumgarner Enterprises was incorporated under the laws of the State of Florida in March 1998. Bumgarner's principal executive offices are located at 3400 82nd Way North, St. Petersburg, FL 33710. Its telephone number is (727) 381-4904, and its facsimile number is (727) 381-3904. Bumgarner Enterprises has engaged in no business operations until, in October 2000, Bumgarner purchased a 74.415% interest in the Henryetta Joint Venture, a joint venture expecting to engage in exploration drilling for oil and gas in Okfuskee and Coal counties, Oklahoma.

      Neither Bumgarner nor Mr. Masters owns any Ranger common stock or has transacted any business with Ranger or any of its affiliates.

      Oil and Gas Exploration and Development - Purchase of Joint Venture Interest. Bumgarner Enterprises, Inc. has not been engaged in any significant business activities since its incorporation. Bumgarner intends to place its emphasis in the oil and gas segment -- acquiring interests in non-producing or producing oil or gas properties and participating in drilling operations.

      As its first effort in that direction, in October 2000, Bumgarner purchased a 74.415% working interest in the Henryetta Joint Venture, a joint venture formed by Inter-Oil & Gas Group, Inc., in September 1998 (the "Henryetta Joint Venture" or the "Joint Venture"). (Bumgarner will be responsible for approximately 93% of all costs of the Joint Venture, including the drilling of wells, and will receive 93% of all net revenues until it receives a return of its investment (payout); after payout, Bumgarner's interest will reduce to 74.415%). The Henryetta Joint Venture was formed under Oklahoma law and owns four leasehold interests (consisting of 1,520 gross, 664 net, acres) in Okfuskee and Coal counties, Oklahoma. The property at present has no producing oil or gas wells on it, although (as described below) the Joint Venture plans initially to drill (and, if warranted, complete) four wells (one on each lease) at a total cost of approximately $2,200,000 (of which Bumgarner's share will be approximately 93%). Bumgarner's investment in the Joint Venture will provide funding for the project. Bumgarner has included more information about these exploratory oil and gas leases, below.

      Bumgarner purchased its interest in the Joint Venture in exchange for $2,073,728, represented by a promissory note bearing interest at 6% per annum, due in full on October 10, 2001 (with certain incremental payments to be made before maturity). Bumgarner intends to use funds to be provided by Ranger following the completion of the Merger and the Tender Offer to meet its obligations under this note. There are three members of the Joint Venture in addition to Bumgarner and Inter-Oil & Gas Group (the manager of the Joint Venture which owns a 20% after-payout interest in the Joint Venture).

      Inter-Oil & Gas Group, Inc. is the manager of the Joint Venture. There is no affiliation or other relationship between Bumgarner and its affiliates or Inter-Oil & Gas Group. As manager, Inter-Oil & Gas Group may (in its discretion) make calls to the members of the Joint Venture for additional assessments for drilling and other operating activities. Bumgarner will be responsible to pay approximately 93% of any assessment. Under the Joint Venture agreement, revenues and expenses will be shared by each member of the Joint Venture in accordance with its interest. This means that:

      o Bumgarner will share in 93% of all revenues and expenses before payout, and 74.415% after payout;
      o Inter-Oil & Gas Group (which has no investment in the Joint Venture) will be entitled to share in 20% of all revenues and expenses after payout; and
      o the other members will collectively share the remaining 7% (before payout) and 5.585% after payout (which they purchased in 1998 and 1999, and for which they paid $16,732 per 1%).

      As manager of the Joint Venture, Inter-Oil & Gas Group has a significant amount of authority to direct the Joint Venture's activities, although it is obligated to perform its duties "in an efficient and businesslike manner with due caution and in accordance with the established practices of the oil and gas industry." Under the agreement, the Joint Venture has agreed to indemnify and hold its manager harmless from any liability except to the extent it results from the manager's gross negligence or willful misconduct. The Joint Venture's obligation to indemnify the manager is limited to the Joint Venture's assets, and no member will have personal liability to the manager resulting from any indemnification obligation.

      The Joint Venture is, however, treated as a general partnership under Oklahoma law. Consequently, Bumgarner and the other members of the Joint Venture are potentially directly liable, jointly and severally, for any obligations the Joint Venture may owe to third parties who have not limited their right to proceed against the members. If a well casualty occurs, or any form of personal or other injury to a person working on the Joint Venture's property occurs, the person suffering the injury may seek to hold the Joint Venture and its members jointly and severally liable, even when resulting from the manager's negligence, gross negligence, or willful misconduct. To the extent that any damages exceed the assets of the Joint Venture and any insurance proceeds, Bumgarner and the other members may be directly responsible. It is customary in the oil and gas industry for the manager of a joint venture such as the Henryetta Joint Venture to maintain insurance to meet anticipated contingencies. Although the Joint Venture does not have any insurance at the present time, it intends to obtain appropriate insurance before it commences any drilling activities on the properties.

      The agreement provides that the Joint Venture will pay Inter-Oil & Gas Group a management fee equal to 7.2% of the total subscriptions, or approximately $145,000 based on the subscription being made by Bumgarner. The agreement provides that the Joint Venture will pay, or reimburse the manager for, operating expenses, but does not provide for the payment of any additional fee to the manager for performing his duties as manager. The Joint Venture will pay the manager an operating fee of $25,000 each in connection with the two initial wells to be drilled in Coal County, and approximately $12,000 for each of the two wells to be drilled in Okfuskee County.

      The agreement restricts the ability of Bumgarner or any other member to transfer its Joint Venture interest. Finally, the Joint Venture will automatically terminate, unless renewed, in 2010.

      General Oil and Gas Exploration and Development - Company Strategy. Bumgarner expects to engage in a broad range of activities associated with the oil and gas business in an effort to develop oil and gas reserves through the Henryetta Joint Venture and individually, outside of the Joint Venture. With the assistance of its management, independent contractors Bumgarner expects to retain from time to time, and, to a lesser extent, unsolicited submissions, Bumgarner hopes to identify and acquire additional prospects that Bumgarner believes are suitable for drilling and acquisition, either through the Joint Venture or independently from the Joint Venture. As a result of the Joint Venture, its primary area of interest is in the state of Oklahoma, but Bumgarner expects to participate in the oil and gas industry throughout the Midwest and western states to the extent its financing will permit.

      At the present time, Bumgarner is dependent on the completion of the Merger to finance its investment in the Henryetta Joint Venture, and it will be dependent on additional financing to finance any further oil and gas acquisitions or drilling activities. Even if the Merger occurs, Bumgarner may not be able to finance oil and gas acquisitions solely through its own resources.

      Consequently, Bumgarner anticipates identifying undeveloped or developed prospects or production to acquire and then seek other industry investors or other interested parties who may be willing to participate in these activities with Bumgarner. Bumgarner anticipates retaining a promotional interest in any prospects, but generally it may have to finance a portion (and sometimes a significant portion) of any acquisition and drilling costs. Bumgarner may be able to acquire interests in producing properties by issuing shares of Ranger common stock, but it will probably have to do so at a discount from the market because of the restricted nature of the shares that can be issued. This will make the issuance of Bumgarner stock as consideration for prospects more difficult and expensive than were Bumgarner able to issue registered stock.

      Where Bumgarner acquires an interest in acreage on which exploration or development drilling is planned, it does not expect to assume the entire risk of acquisition or drilling. Rather, Bumgarner will assess the relative potential and risks of each prospect and determine the degree to which it will participate in the exploration or development drilling. Generally, it is more beneficial to invite industry participants to share the risk and the reward of the prospect by financing some or all of the costs of drilling contemplated wells. In such cases, Bumgarner may retain a carried working interest, a reversionary interest, or may be required to finance all or a portion of its proportional interest in the prospect. Although this approach reduces its potential return should the drilling operations prove successful, it also reduces its risk and financial commitment to a particular prospect.

      Conversely, Bumgarner may from time to time participate in drilling prospects offered by other persons if Bumgarner believes that the potential benefit from the drilling operations outweighs the risk and the cost of the proposed operations. This approach allows Bumgarner to diversify into a larger number of prospects at a lower cost per prospect, but these operations (commonly known as "farm-ins") are generally more expensive to Bumgarner than operations where it offers the participation to others (known as "farm-outs").

      Principal Products Produced and Services Rendered. Bumgarner has produced no oil, gas, or other products to date. If Bumgarner's activities with the Henryetta Joint Venture are successful (as to which Bumgarner can offer no assurance), Bumgarner anticipates that the Joint Venture will produce crude oil and natural gas for its account during calendar year 2001. Crude oil and natural gas are generally sold to various entities, including pipeline companies, which usually service the area in which its producing wells are located.

      Distribution Methods of the Products or Services. Bumgarner is not involved in, and it does not expect to become involved in, the distribution aspect of the oil and gas industry.

      Status of any Publicly Announced New Products or Services. Bumgarner does not have, and it does not expect to have, a new product or service that would require the investment of a material amount of its assets or which Bumgarner believes is material to its business.

      Competitive Business Conditions. The exploration for and development, production and acquisition of oil and gas are subject to intense competition. The principal methods of competition for the acquisition of oil and gas are the payment of:

      o  cash bonuses at the time of the acquisition of leases;
      o  delay rentals and the amount of annual rental payments;
      o  advance royalties and the use of differential royalty rates; and
      o the stipulations requiring exploration and production commitments by the lessee.

      Many of its potential competitors in the oil and gas industry have vast experience, are larger and have significantly greater financial resources, existing staff and labor forces, equipment, and other resources than Bumgarner does. Consequently, these competitors will likely be in a better position to compete for projects in the oil and gas industry, the only industry in which Bumgarner plans to compete.

      In addition, the availability of a ready market for oil and gas will depend upon numerous factors beyond Bumgarner's control, including the extent of domestic production and imports of oil and gas, proximity and capacity of pipelines, and the effect of federal and state regulation of oil and gas sales, as well as environmental restrictions on exploration and usage of oil and gas. Further, Bumgarner expects that competition for leasing of oil and gas prospects will become even more intense in the future. Bumgarner expects to have only a minimal competitive position in the oil and gas industry.

      Sources and Availability of Raw Materials. To conduct business in the oil and gas industry, Bumgarner will depend on the availability of such items as drilling rigs and other equipment, casing pipe, drilling mud and other supplies, core drilling equipment, and other equipment necessary for its operations. Although Bumgarner foresees no short supply or difficulty in acquiring any equipment relevant to the conduct of its business, Bumgarner cannot offer any assurances that these items will be available or that Bumgarner will be able to acquire the items on economically feasible terms.

      Dependence Upon One or a Few Major Customers. Since Bumgarner has had no production to date, it has had no major customers. Generally, however, Bumgarner anticipates that a limited number of purchasers will purchase any oil and gas Bumgarner or the Joint Venture may produce. Even in such a case, however, Bumgarner does not believe the loss of any customer would adversely impact revenues because it believes that oil and gas sales are primarily market driven and are not dependent on particular purchasers. Consequently, it believes that substitute purchasers would be available based on the widespread uses of and the need for oil and gas.

      Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts. Bumgarner does not own any patents, licenses, franchises, or concessions. The Joint Venture owns certain oil and gas interests which were granted by private landowners.

      Need for Governmental Approval of Principal Products or Services. Bumgarner does not need to seek government approval of its principal products.

      Effects of Existing or Probable Governmental Regulation. Oil and gas exploration and production are open to significant governmental regulation including worker health and safety laws, employment regulations and environmental regulations. Operations that occur on public lands may be subject to further regulation by the Bureau of Land Management, the U.S. Army Corps of Engineers, or the U.S. Forest Service as well as other federal and state agencies. Bumgarner does not anticipate that these regulations will have an adverse impact on its ability (directly, through the Joint Venture, or through other entities in which it may become involved) to participate in the oil and gas industry.

      Estimate of Amounts Spent on Research and Development Activities. Bumgarner has not engaged in any material research and development activities since its inception and it does not expect to do so.

      Costs and Effects of Compliance with Environmental Laws (federal, state and local). Because Bumgarner expects to be engaged in extracting natural resources, its business will be subject to various federal, state and local provisions regarding environmental and ecological matters. Therefore, compliance with environmental laws may necessitate significant capital outlays, affect its earnings potential, and cause material changes in its current and proposed business activities. Based on these laws as they currently exist, however, it does not expect that they will materially hinder or adversely affect its business.

      Employees. At the present time, Bumgarner has one employee, Charles G. Masters, president of Bumgarner, who has accrued a salary of $10,000 per month since August 1, 2000. This salary will be paid to Mr. Masters after the completion of the Tender Offer and the Merger.

      Properties - General Information. Bumgarner owns no direct interest in any oil or gas properties at the present time. Its only interest is through the Henryetta Joint Venture. All of the following information relates to Bumgarner's indirect 74.415% after payout interest in the Henryetta Joint Venture. As noted above, Bumgarner will forfeit that entire interest unless it pays the amounts due on its promissory note to the Joint Venture by October 10, 2001 with certain incremental payments to be made before maturity.

      Properties - Undeveloped Acreage - Lease Descriptions. All of the interests held by the Henryetta Joint Venture are in undeveloped acreage in Coal and Okfuskee counties, in south central and central Oklahoma, respectively. This prospect consists of four leases from private landowners. The following table summarizes the Joint Venture's interest in its four leases.


                                                                Net Acres (2)
                                                   Gross        (to the Joint   Net Acres (3)
       Land description                            Acres (1)       Venture)     (to Bumgarner)

Lease A                                 private       80              40          29.766
SW1/4SW1/4ss.14, T10N, R12E             landowner

Lease B                                 private       480             33.8        25.2
SW1/4SW1/4ss.28, SE1/4,ss.29,           landowner
NW1/4NE1/4ss.32, E1/2NE1/4ss.32,
NW1/4ss.33, all in T11N, R11E
Okfuskee county

Lease C                                 private       520             270.5      201.3
SE1/4NE1/4ss.11,                        landowner
N1/2and N1/2S1/2ss.12,
all in T3N, R8E
Coal county



                                       28




Lease D                                 private       440             320        238.1
NE1/4SW1/4 and W1/2SW1/2 ss.5,
NE1/4SE1/4 and S1/2SE1/4 ss.6,
NE1/4ss.7, and NW1/4NW1/4 ss.8,
all in T3N, R9E
Coal county
NE1/4ss.19, T10N, R13Ess.19, T10N, R13E

------------------

(1) A "gross acre" is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(2) A "net acre" is deemed to exist when the sum of fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

(3) This reflects Bumgarner's interest in the Joint Venture (74.415%) times the net acres owned by the Joint Venture. Bumgarner's interest in this property is through the Joint Venture; Bumgarner has no direct interest in this property.

      The general geology for this region shows many structural features. There is a long north-south horst-block about one mile to the west of the south Henryetta prospect. There are faults on either side of this horst-block (an uplifted geological block). In addition, data obtained from seismic studies in the area show a 150 foot vertical fault just to the west of the prospect. This information lends support to the existence of fracturing, and the possible or probable existence of oil and gas within the south Henryetta prospect. The principal formations in the area are the Gilcrease, Wapanucka, Cromwell, and Booch formations (generally at depths of from 2,000 feet to 3,500 feet), the Hunton and Wilcox formations (at about 4,000 feet), and the Oil Creek and Arbuckle formations (at from 4,800 to 5,000 feet). Because there has been no drilling on the south Henryetta prospect, Bumgarner has not definitively established that these formations exist on the prospect or that (if they exist) they are capable of producing oil or gas in commercial quantities.

      Although there are no producing wells on the south Henryetta prospect, there are numerous wells in the surrounding area. Many of these wells have been drilled to depths from 2,000 feet to 7,000 feet, with some being deeper than that. These wells have reported production of significant amounts of oil and gas.

      Properties - Undeveloped Acreage - Lease Obligations. As noted, the Joint Venture has interests in four oil and gas leases. The following table provides certain information regarding these leases.

                                               Landowner's Royalty/Other Royalty
    Lease                   Primary Term                Interest
------------------------ ------------------- -----------------------------------
      A                      Oct. 2003                     20%
      B                      June 2002                     20%
      C                      Aug. 2002                     20%
      D                      Aug. 2002                     20%

      The leases are each "fully-paid" leases that require no additional annual rental payment or other payment before the expiration of their respective terms. Each of the leases will continue beyond their primary term as long as oil or gas is being produced from the lease in paying quantities. In each case, the wells contemplated by the Joint Venture are expected to meet this requirement, providing that they can be successfully completed (although Bumgarner can offer no assurance that any of the wells will produce oil or gas in paying quantities even if completed).

      Properties - Proposed Drilling Activity. The Henryetta Joint Venture has not participated in the drilling of any wells seeking oil or gas.

      When adequately financed, the Henryetta Joint Venture expects to drill four wells. One well will be drilled on each of its leases. Three of those wells are classified as exploratory or "wildcat" wells; one well (classified as "proved, undeveloped") offsets a producing well owned by other people.

      As noted above, the Joint Venture does not own the entire working interest within the areas of the four leases. Unless the Joint Venture owns or controls the entire working interest, it is not able to drill any wells. Oklahoma has a procedure called "forced pooling" by which an oil and gas operator, such as Inter-Oil & Gas Group, can apply to the Oklahoma Corporation Commission to force other landowners to pool their mineral interests with the interests of that operator. If the Joint Venture is not able to lease the remaining working interests on terms it believes to be reasonable, Inter-Oil & Gas Group intends to apply to force pool the remaining working interests on terms similar to the leases which it has obtained from the other property owners, including a royalty interest no greater than 20%. Typically this process takes about 30 days from the application to the Corporation Commission to the final determination.

      The remaining 50% working interest in Lease A described in the table, above, is held by a unit of the Cherokee Nation. Because the Cherokee Nation is still under the protectorate of the United States, Inter-Oil & Gas Group will have to negotiate with not only representatives of the Cherokee Nation, but also the Bureau of Indian Affairs of the United States Department of the Interior to obtain a lease on the remaining 50% working interest. Working interests owned by the Cherokee Nation or other Indian groups are not subject to forced pooling. Although Inter-Oil & Gas Group has advised Bumgarner that it has had success in obtaining leases from the Cherokee and other Indian nations in Oklahoma in the past, this is more difficult than in the case of private landowners, and there can be no assurance of success.

      As a result of its ability to "force pool" private landowners and its past success in obtaining Indian leases, however, Inter-Oil & Gas Group has advised Bumgarner that it reasonably expects to have or control 100% of the working interest and no less than 80% net revenue interest in each of the four lease prospects before commencing drilling operations within that prospect.

      After the remaining working interests have been obtained, Inter-Oil & Gas Group has advised Bumgarner that the wells are expected to cost the Joint Venture a total of approximately $2,200,000 (93% of which will be allocated to Bumgarner). This includes the initial drilling of the well to the point (the "casing point") where the well is tested for the presence of oil or gas in commercial quantities and the manager will make a decision whether to install casing and production equipment ("completion"), or to plug and abandon the well. Generally the well will be completed where testing indicates that oil and gas is present in commercial quantities, and production in "paying quantities" is likely (although not assured). The manager will bear no cost of drilling to the casing point or completion of the wells, and if the wells are completed but are not able to produce oil or gas in paying quantities, the manager will have no risk. Bumgarner and the other three members of the Joint Venture will bear all of the expense and (therefore) all of the risk of the drilling.

      After the first well on each lease, Inter-Oil & Gas Group will bear its proportional share (20%) of further expenses. This will reduce the cost and the risk to Bumgarner and the other joint venture members. The following table sets forth certain cost information for the first wells to be drilled on each of the leases, and also the number of additional wells that may be drilled on the leases. The decision whether to drill any additional wells on any of the leases will be made only after the first well has been drilled and completed or abandoned, based on the geologic data known and which is developed.

             Estimated                     Cost from Casing                     Additional
             Well Cost      Cost to            Point to        Cost to Plug    Possible Well
   Lease      (Total)     Casing Point       Completion        and Abandon     Locations
----------  -----------  ---------------  ------------------  ------------    ---------------

     A        $282,500         40%              60%            $10,000              -0-
     B        $282,500         40%              60%            $10,000               4
     C        $747,000         40%              60%            $10,000               4
     D        $747,000         40%              60%            $10,000               3


      The Henryetta Joint Venture has achieved no production, and therefore has no information regarding net production, average sales price or average production costs.

      Since there are no productive wells on the south Henryetta prospect, Bumgarner has no information regarding gross or net productive oil and gas wells, developed acres, or overriding royalty interests.

      Bumgarner is not obligated to provide a fixed and determinable quantity of oil and gas in the future under existing contracts and agreements.

      Properties - Reserve Information - Oil and Gas Reserves. Even though the four leases are undeveloped, Sycamore Resources LLC, Tulsa, Oklahoma, has determined that Lease A contains "proved undeveloped reserves" because the well to be drilled on Lease A will offset an existing producing well located on a neighboring property. None of the other three leases contain proved reserves.

      Sycamore Resources has evaluated Bumgarner's oil and gas reserves attributable to the Joint Venture's interest in Lease A at November 1, 2000. Reserve calculations by independent petroleum engineers involve the estimation of future net recoverable reserves of oil and gas and the timing and amount of future net revenues to be received therefrom. Those estimates are based on numerous factors, many of which are variable and uncertain. Reserve estimators are required to make numerous judgments based upon professional training, experience and educational background. The extent and significance of the judgments in themselves are sufficient to render reserve estimates of future events, actual production determinations involve estimates inherently imprecise. Since reserve revenues and operating expenses may not occur as estimated. Accordingly, it is common for the actual production and revenues later received to vary from earlier estimates, and such variances may be significant. Estimates made for undeveloped properties or during the first few years of production from a property are generally not as reliable as later estimates based on a longer production history. Reserve estimates based upon volumetric analysis are inherently less reliable than those based on lengthy production history. Also, potentially productive gas wells may not generate revenue immediately due to lack of pipeline connections and potential development wells may have to be abandoned due to unsuccessful completion techniques. Hence, reserve estimates can be expected to vary from year to year.

      Estimated Proved Reserves/Developed and Undeveloped Reserves. For the purposes of the following discussion, you should note that:

      o Proved Undeveloped Reserves are defined by the Society of Petroleum Engineers to be reserves from established producing zones that will require expenditures in excess of recompletion attempts. Normally this would include drilling wells that offset existing production, and increased reserves due to secondary and tertiary efforts. This will take considerable investment. Proved Undeveloped Reserves are considered to be of higher risk that the Proved Developed Producing Reserves or Proved Developed Nonproducing Reserves.

      o Probable reserves are defined as reserves not directly offsetting existing production, but production of comparable size is in the area. The reserves assigned must be normalized to the surrounding area's production - in other words, the mean or average for a similar structure. Probable Reserves carry a higher risk than Proved Undeveloped Reserves.

      Since the Henryetta Joint Venture has no producing wells, it has no Proved Developed Producing Reserves, or Proved Developed Nonproducing Reserves. To the extent that the Joint Venture can claim any reserves attributable to its interest, the independent engineer has identified Proved Undeveloped Reserves on Lease A, and Probable Reserves on the remaining three leases. The requirements of governmental authorities will not permit disclosure of reserves carrying a lower classification than "Proved Undeveloped."

      Oil and Gas Reserves Reported to Other Agencies. Neither the Joint Venture nor Bumgarner has filed any estimates of oil or gas reserves with, or have included such information in reports to, any federal authority or agency.

      Title Examinations: Oil and Gas. As is customary in the oil and gas industry, Bumgarner performs only a perfunctory title examination at the time of acquisition of undeveloped properties. In acquiring the leases, Bumgarner relied on a title report prepared by a landman who is experienced in reviewing title records in Oklahoma. Prior to the commencement of drilling, Inter-Oil & Gas Group has advised Bumgarner that the Joint Venture will obtain a drilling title opinion. If this title opinion (which will be written by an attorney experienced in Oklahoma oil and gas law) shows any significant defects to the title to the properties, the Joint Venture will remedy those defects before proceeding with operations.

      Based on information the Joint Venture has supplied to Bumgarner, it believes that the title to its properties is generally acceptable to a reasonably prudent operator in the oil and gas industry when acquiring the property. The four leases the Joint Venture owns are subject to 20% landowner royalty interests. Based on the information Bumgarner has seen, it does not believe that any of the leases is subject to any other overriding royalty or other interests, or any liens. These properties may be subject to minor encumbrances, taxes, easements and restrictions. Based on the information supplied by Inter-Oil & Gas Group, Bumgarner does not believe that any of these burdens materially detract from the value of the properties or will materially interfere with the Joint Venture's ability to force pool the remaining interests in the property or then to drill the contemplated wells on the property.

      Factors that may Affect Future Operating Result. In evaluating Bumgarner's business, readers of this report should carefully consider the following factors in addition to the other information presented in this report that attempt to advise interested parties of the risks and factors that may affect its participation in the oil and gas industry. As noted elsewhere herein, the future conduct of its oil and gas exploration activities and discussions of possible future activities is dependent upon a number of factors, and there can be no assurance that Bumgarner will be able to conduct its operations as contemplated herein. These risks include, but are not limited to:

      o The possibility that the described operations, reserves, or exploration or production activities will not be completed or continued on economic terms, if at all.

      o The exploration and development of oil and gas, and mineral properties are enterprises attendant with high risk, including the risk of fluctuating prices for oil, natural gas and other minerals being sought.

      o Imports of petroleum products from other countries may depress prices for oil and gas and are subject to factors beyond its control.

      o Bumgarner may not encounter adequate oil and gas resources despite expending large sums of money and following the advise of the professional engineers and consultants who will assist it in its operations.

      o Test results and reserve estimates may not be accurate, notwithstanding appropriate precautions, and these inaccuracies could result in spending significant amounts of money on dry holes.

      o The possibility that the estimates on which Bumgarner is relying are inaccurate and that unknown or unexpected future events may occur that will tend to reduce or increase its ability to operate successfully, if at all.

      o Bumgarner's ability to participate in these projects may be dependent on the availability of adequate financing from third parties which may not be available on commercially-reasonable terms, if at all.

      o Oil and gas exploration and production have inherent risks including the environment, low prices for oil or gas produced, competition from better financed companies, risk of personal injury or well explosion, and the risk of other failures in either exploration or production.

      Selected Financial Data.


                           Bumgarner Enterprises, Inc.
                        (A Development Stage Enterprise)
                           Consolidated Balance Sheet
                                November 1, 2000
                                   (Unaudited)

                           Assets
   Current assets:
     Cash                                                          $   4,537
                                                                   ----------
      Total current assets                                             4,537
                                                                   ----------

   Oil and gas properties, using successful efforts method           161,316
                                                                   ----------
                                             Total assets          $ 165,853
                                                                   ==========

                      Liabilities and Stockholders' Deficit
   Current liabilities:
     Accrued compensation                                             30,000
     Due to related party                                            149,316
                                                                   ----------
      Total current liabilities                                      179,316
                                                                   ----------
   Minority interest in joint venture                                 16,536

   Stockholders' deficit:
     Common stock, $.001 par, authorized 20,000,000 shares,
      issued and outstanding, 14,720,000 shares                       14,720
     Preferred stock, $.01 par, authorized 10,000,000 shares
      Deficit accumulated during the development stage               (44,719)
                                                                   ----------
     Total stockholders' deficit                                     (29,999)
                                                                   ----------

         Total liabilities and stockholders' deficit               $ 165,853
                                                                   ==========

                           Bumgarner Enterprises, Inc.
                        (A Development Stage Enterprise)
                      Consolidated Statement of Operations
          For the period from January 1, 2000 through November 1, 2000
                                   (Unaudited)

                                                ----------
Revenues                                        $      -
                                                ----------

Operating expense:
Rent                                                   -
  Stock based compensation                         14,719
  Salaries and wages                               30,000
Professional fees                                      -
Management fees                                        -
Lease costs                                            -
Interest (income) expense, related party               (0)
                                                ----------
Other                                                  -
                                                ==========
  Total operating expense                          44,719
                                                ----------

                                                ----------
Income tax expense                                     -
                                                ----------

Net loss                                        $(44,719)
                                                ==========







                           Bumgarner Enterprises, Inc.
                        (A Development Stage Enterprise)
                   Consolidated Statement of Stockholders' Equity
          For the period from January 1, 2000 through November 1, 2000
                                   (Unaudited)



                                                             Deficit Accumulated
                                         Common Stock        During Development
                                  ------------------------  -------------------------------
                                     Shares      Amount            Stage            Total
                                  ----------  ------------  -------------------  -----------

Balances, January 1, 2000              1,000   $        1   $                -    $      1

Issuance of stock for services    14,719,000       14,719                           14,719

Net loss                                            -                  (44,719)    (44,719)
                                  ----------  ------------  --------  ---------  -----------
                                  ----------  ------------  --------  ---------  -----------

Balances, November 1, 2000        14,720,000   $   14,720   $          (44,719)   $(29,999
                                  ==========  ============  ========  =========  ===========

                           Bumgarner Enterprises, Inc.
                        (A Development Stage Enterprise)
                        Consolidated Statement of Cash Flows
          For the period from January 1, 2000 through November 1, 2000
                                   (Unaudited)

          Cash flows from operating activities:
            Net loss                                        $  (44,719)
          Adjustments to reconcile net loss to net cash
            provided by operating activities:
              Stock-based compensation                          14,719
              Change in operating assets and liabilities:
                Accrued  compensation                           30,000
                                                            -----------
              Net cash provided by operating activities              0
                                                            -----------

          Cash flows from investing activities:
            Cash acquired in business combination                4,536
              Net cash provided by investing activities          4,536

          Net increase in cash                                   4,536
          Cash, beginning of period                                  1
                                                            -----------
          Cash, end of period                               $    4,537
                                                            ==========

1. Summary of significant accounting policies and basis of presentation:

    Nature of business:

    Bumgarner was incorporated under the laws of the State of Florida in March 1998. There has been no significant business activity since inception and no activity whatsoever prior to January 1, 2000. Bumgarner intends to operate in the oil and gas industry, acquiring interests in non-producing or producing oil and gas properties and participating in drilling operations. In October 2000, Bumgarner acquired a 74.415% working interest in the Joint Venture - Henryetta ("Henryetta") which was formed as a general partnership under Oklahoma law and owns four leasehold interests in Okfuskee and Coal counties, Oklahoma (See Note 2). The properties at present have no producing oil or gas wells, although initial plans are to drill and develop four wells at a total cost of approximately $2,200,000. The Joint Venture automatically terminates, unless renewed, in 2010.

    Management's plans regarding operations:

    Bumgarner is currently negotiating the Merger to finance the investment in Joint Venture - Henryetta and will be further dependent on additional financing to fund further oil and gas acquisitions or drilling activities. Even if the Merger takes place as anticipated, Bumgarner may be unable to finance oil and gas acquisitions through internal resources. In that regard, Bumgarner plans to identify undeveloped or developed prospects or production to acquire and seek other industry investors or other interested parties who may be willing to participate in these activities. Bumgarner would retain a promotional interest in any prospects, but may have to finance a portion of acquisition and drilling costs.

    Principles of consolidation:

    The consolidated financial statements set forth above include the accounts of Bumgarner and its 74.415% joint venture interest in Henryetta. All intercompany accounts and transactions have been eliminated in consolidation.

    Oil and gas properties:

    Bumgarner uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties will be expensed.

    Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties will be amortized based on Bumgarner's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, will be depreciated and depleted by the unit of production method. Support equipment and other property and equipment will be depreciated over their estimated useful lives.

    The carrying values of the oil and gas properties as reflected in the balance sheet set forth above do not reflect the underlying fair values of such properties.

    Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. Business combination:

   As indicated in Note 1, Bumgarner acquired a 74.415% interest in Joint Venture - Henryetta in October 2000. Consideration for this equity interest was in the form of a $2,073,728 promissory note payable to Henryetta, which bears interest at 6% and is payable in full by October 10, 2001 (with certain incremental payments to be made before maturity). Bumgarner will forfeit its interest in Henryetta (pro-rata with any unpaid balance) if the note is not paid by the due date. (Since the note is payable to an entity included in the consolidated financial statements, the note payable and related interest has been eliminated in consolidation.) Results of operations of Henryetta, which are nominal, have been included in the consolidated financial statements set forth above from the October 2000 date of acquisition through November 1, 2000.

3. Oil and gas properties:

   Bumgarner, through its Joint Venture - Henryetta subsidiary, holds an interest in four leases of oil and gas drilling and mineral rights in Coal and Okfuskee counties, Oklahoma. All of the acreage subject to these leases is undeveloped.

   The leases are each "fully-paid" leases that require no additional annual rental payments or other payments before expiration of their primary lease terms. Each of the leases will continue beyond their primary terms as long as oil or gas is being produced from the lease in paying quantities. In each case, the wells contemplated are expected to meet this requirement, provided that they can be successfully completed; however, there can be no assurance that any of the wells will produce oil or gas in paying quantities, even if completed.

   The following is a summary of the acreage subject to each lease as well as certain other information:


   -------------------------------------------------------------------------------------------------
                                                      Acres             Primary
    Lease    Nature of Reserves  Total Acres    subject to lease    lease term     Lessor Royalty
   -------------------------------------------------------------------------------------------------
       A     Proved undeveloped          80                 40        October 2003      20%
   -------------------------------------------------------------------------------------------------
       B     Unproved                   480                 33        June 2002         20%
   -------------------------------------------------------------------------------------------------
       C     Unproved                   520                270        August 2002       20%
   -------------------------------------------------------------------------------------------------
       D     Unproved                   440                320        August 2002       20%
   -------------------------------------------------------------------------------------------------

4. Related party transactions:

   Bumgarner has agreed to pay one of the partners in the Joint Venture-Henryetta (Inter-Oil & Gas, Inc.) a fee aggregating $149,316 in connection with Bumgarner's investment in Henryetta. This amount is recorded as a liability in the accompanying consolidated balance sheet. That partner also manages the joint venture and is reimbursed for any costs it incurs in that regard. Finally, in addition to the aforementioned fees, that same partner will earn $25,000 as an operating fee in connection with the two initial wells to be drilled in Coal County and $12,000 for the wells to be drilled in Okfuskee County.

5. Partnership Agreement:

   Under the terms of the Joint Venture - Henryetta agreement, and subject to satisfaction of the promissory note, Bumgarner is responsible for approximately 93% of expenses and is entitled to 93% of all distributions until such time as its investment has been recovered. The other members will share collectively share in the remaining 7%. Thereafter profits, losses and distributions shall be allocated 74.415% to Bumgarner, 20% to Inter-Oil and Gas, Inc. and 5.585% to others.

6. Income taxes:

   Income taxes consist of the following:

      ----------------------------------------------------------------
      Deferred tax benefit of operating loss carry forward    $18,000

      ----------------------------------------------------------------
      Increase in valuation allowance                         (18,000)
      ----------------------------------------------------------------
      Income tax expense                                      $     -
                                                              ========
      ----------------------------------------------------------------

   Income tax expense differs from that which would result from applying statutory tax rates to pre-tax loss due to the increase in the valuation allowance.

   Deferred tax assets consist of the deferred tax benefit from the operating loss carryforward of $18,000, reduced by a $18,000 valuation allowance since management cannot presently determine that it is more likely than not that such deferred tax assets will be realized.

      Office Facilities. Bumgarner's principal office is located in St. Petersburg, Florida in the home of Charles G. Masters, its president. Bumgarner occupies space provided by Mr. Masters at no cost to Bumgarner. After the transaction with Ranger has been completed, Bumgarner expects to obtain a lease of office space in the St. Petersburg, Florida region on terms that are customary in the area. It has not yet identified any leased space to obtain, but Bumgarner believes that there is a significant amount of availability and it expects to be able to find the necessary space on commercially reasonable terms.

      Legal Proceedings. Neither Bumgarner nor the Joint Venture is subject to any pending or, to Bumgarner's knowledge, threatened, legal proceedings. The Joint Venture anticipates initiating some legal proceedings before the Oklahoma Corporation Commission and possibly Judicial action in connection with the Joint Venture's anticipated application for forced pooling.

      Identification of Directors and Executive Officers.

      --------------------------------------------------------------------------
      Name                Age      Position      Address and Telephone Number
      --------------------------------------------------------------------------
      Charles G. Masters  60       President     3400 82nd Way North
                                   and Director  St. Petersburg, FL 33710
                                                 727-381-4904
      --------------------------------------------------------------------------
      --------------------------------------------------------------------------
      Teresa B. Crowley   44       Corporate     c/o Peerless Consultants, Inc.
                                   Secretary     321 N. Kentucky Ave., Suite I
                                                 Lakeland, FL 33801
                                                 863-683-5523
      --------------------------------------------------------------------------

      Each director holds office until the next annual meeting of shareholders and until his successor is elected and qualified or until his earlier death, resignation, or removal. Each officer serves at the discretion of the Board of Directors.

      Mr. Masters has served as Bumgarner's founder, President and sole director since March 1998. Since 1973, Mr. Masters has also served as the president of DataCash Systems, Inc., a privately owned consulting company specializing in business and corporate development and since 1974, Mr. Masters has served as president of MicroBeam Corporation, a privately owned computer software and consulting company. The principal place of business for each of these companies is located at 3400 82nd Way North, St. Petersburg, FL 33710. Mr. Masters received a B.S.E.E. (`61) from Duke University, a M.S.E.E. (`64) from the University of Pittsburgh and a M.S.M.S.(`66) from the Johns Hopkins University. Mr. Masters is a citizen of the United States of America and has been a resident of St. Petersburg, Florida for 34 years.

      Ms. Crowley has served as Bumgarner's Corporate Secretary since March 1998. Ms. Crowley is also the co-founder of Peerless Consultants, Inc., a privately owned corporation specializing in financial and public company consulting and has served as its Vice President and a director since 1994. The principal place of business of Peerless Consultants, Inc. is located at 321 N. Kentucky Ave., Suite 1, Lakeland, FL 33801. Ms. Crowley is a citizen of the United States of America.

      Neither Mr. Masters nor Ms. Crowley has been convicted in a criminal proceeding during the past five years. Neither Mr. Masters nor Ms. Crowley was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order regarding federal and state securities laws violations.

      Security Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information regarding the ownership of the Company's Common Stock as of November 30, 2000, by: (i) each of the executive officers; (ii) all executive officers and directors of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.


                                             Beneficial Ownership
     Beneficial Owner                         Number of Shares (1)       Percent of Total
-----------------------------------------    -----------------------    ------------------

Charles G. Masters (2)                            11,401,000                    77.452%
Teresa B. Crowley                                     10,000                    00.067%
All executive officers and directors as a         11,411,000                    77.520%
group (2 persons).  The address for each
of the above directors and executive
officers is the same as listed in the
section entitled "Identification of
Directors and Executive Officers"
George Ruppel                                      1,000,000                    06.793%


-------------------------

(1) This table is based upon information contained in the books and records of the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,720,000 shares of Common Stock outstanding on November 30, 2000.

(2) Includes 400,000 shares of common stock held in the name of the Charles G. Masters Trust Fund for which Charles G. Masters served as Trustee.

10.   THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS

      The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Bumgarner's Schedule TO. The Tender Offer is conditioned upon, among other things, the simultaneous completion of the Merger pursuant to the Merger Agreement. The Merger Agreement contains customary representations and warranties with respect to formation, capitalization, authority and other matters; contains terms of confidentiality and indemnification and terms providing for the termination of the agreement; and contains certain conditions subject to the satisfaction or waiver of which depend on each parties' merger obligations, including, among other conditions, the following conditions: (i) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the completion of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any governmental body which prevents the completion of the Merger; (ii) no proceeding shall be instituted by any governmental body which seeks to prevent completion of the Merger or seeking material damages in connection with the transactions contemplated by the Merger Agreement which continues to be outstanding; (iii) approval from the shareholders of Bumgarner with respect to the Merger shall have been obtained;
(iv) The Tender Offer shall have been completed, or will be completed at effective time of the Merger; and (v) Bumgarner shall have received a written opinion from its tax counsel in the form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. Each shareholder is urged to review the copy of the Merger Agreement.

      Pursuant to the Merger Agreement, Bumgarner will merge with and into BEI Acquisition Corporation, a wholly owned corporation of Ranger, and Bumgarner will be the surviving corporation. Ranger will issue 14,720,000 shares of Ranger common stock in exchange for all of the outstanding shares of capital stock of Bumgarner. Holders of Bumgarner common stock will receive one share of Ranger common stock for each share of Bumgarner common stock. As a result of the Merger, Bumgarner will become a wholly owned subsidiary of Ranger and, upon consummation of the Tender Offer, Bumgarner will also hold Ranger common stock.

      Appraisal Rights. Holders of Ranger common stock do not have appraisal rights in connection with the Tender Offer. Ranger holds all of the outstanding common stock of BEI Acquisition Corporation and, therefore, the Ranger shareholders are not entitled to vote on the Merger and do not have any appraisal rights with respect to the Merger.

11.   SOURCE AND AMOUNT OF FUNDS

      The total amount of funds required by Bumgarner to consummate the Tender Offer assuming all shares are tendered is approximately $9.4 million, which includes estimated fees and expenses of the Tender Offer and the payments to be made under the Handel and Perlmutter Purchase Agreements. Bumgarner expects to use loans from a bank group to fund the Tender Offer.

      Although Bumgarner does not have financing in place yet to pay for the shares tendered in the Tender Offer, Bumgarner is currently seeking to obtain a loan which will provide Bumgarner with the funds necessary to complete the Tender Offer.

      It is expected that loan documents will be negotiated while the Tender Offer is outstanding and signed on or before the Expiration Date.

12.   CONDITIONS TO THE TENDER OFFER

      Notwithstanding any other provision of the Tender Offer, any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Bumgarner's obligation to pay for or return tendered shares after termination of the Tender Offer, Bumgarner will not be required to accept for payment or pay for any shares tendered pursuant to the Tender Offer and may delay acceptance for payment or may terminate the Tender Offer: (1) if the Merger is not simultaneously consummated with the Tender Offer; or (2) if at any time after the date of the Merger Agreement and before the Expiration Date any of the Following events shall occur and be continuing:

      o there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Tender Offer or the Merger, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity that (i) prohibits the acquisition by Bumgarner of any shares under the Tender Offer, or restrains or prohibits the making or consummation of the Tender Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by Ranger, Bumgarner or any of their respective subsidiaries of a material portion of the business or assets of Ranger, Bumgarner or any of their respective subsidiaries or compels Ranger, Bumgarner or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Ranger, Bumgarner or any of their respective subsidiaries, in each case as a result of the Tender Offer or the Merger or (iii) imposes material limitations on the ability of Bumgarner to acquire or hold, or exercise full rights of ownership of, any shares to be accepted for payment pursuant to the Tender Offer including, without limitation, the right to vote such shares on all matters properly presented to the shareholders of Ranger, or (iv) prohibits Bumgarner or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of Ranger, Bumgarner or any of their respective subsidiaries, taken as a whole; or


      o  Bumgarner is not able to obtain financing to complete the Tender Offer.

      The foregoing conditions are for the sole benefit of Bumgarner and, subject to anything to the contrary in the Merger Agreement, may be waived by Bumgarner, in whole or in part at any time and from time to time, in the sole discretion of Bumgarner.

13.   CERTAIN LEGAL MATTERS

      General. Except as described in this Offer to Purchase, based on Bumgarner's review of publicly available filings by Ranger with the SEC and other information regarding Ranger, Bumgarner is not aware of any licenses or regulatory permits that appears to be material to the business of Ranger that might be adversely affected by Bumgarner's acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares by Bumgarner as contemplated herein. Should any such approval or other action be required, Bumgarner presently contemplates that such approval or other action will be sought, except as described below under State Anti-Takeover Statutes. While, except as otherwise described in this Offer to Purchase, Bumgarner does not presently intend to delay the acceptance for payment of, or payment for, shares tendered pursuant to the Tender Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Ranger's business or that certain parts of Ranger's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Bumgarner could decline to accept for payment, or pay for, any shares tendered. See The Tender Offer - Conditions to the Tender Offer, above, for certain conditions to the Tender Offer, including conditions with respect to governmental actions.

      State Anti-Takeover Statutes. A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

      The State of Connecticut has enacted a business combination statute requiring certain board and shareholder approvals when a corporation consummates a merger with a person holding ten per cent or more of the voting power of the outstanding shares of voting stock of a corporation. Because Bumgarner will not own any of the shares of Ranger until the Merger is consummated, this Connecticut business combination statute does not apply to Bumgarner or to the Tender Offer and it is not described in this Offer to Purchase.

      Antitrust. Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. However, the acquisition of the shares by Bumgarner pursuant to the Tender Offer is not subject to these requirements because the ultimate parent entity of Bumgarner does not have either (i) total assets of $100,000,000 or more, as stated on the last regularly prepared balance sheet of that person, or (ii) annual net sales of $100,000,000 or more, as stated on the last regularly prepared annual statement of income and expense of that person, as those terms are defined in the Federal Trade Commission's implementing regulations under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

      The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws (as defined herein) of transactions such as the proposed acquisition of shares by Bumgarner pursuant to the Tender Offer. At any time before or after Bumgarner's acquisition of shares, the FTC or the Antitrust Division could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the Tender Offer or otherwise seeking divestiture of shares acquired by Bumgarner. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information available to Bumgarner relating to the businesses in which Bumgarner and Ranger are engaged, Bumgarner believes that the acquisition of shares by Bumgarner will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Tender Offer on antitrust grounds will not be made or, if such a challenge is made, of the result.

      As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

14.   FEES AND EXPENSES

      Bumgarner has retained Beacon Hill Partners, Inc. as Information Agent in connection with the Tender Offer. The Information Agent may contact holders of shares of Ranger common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Tender Offer to beneficial owners of Ranger common stock. Ranger will, on behalf of Bumgarner, pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Bumgarner has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Tender Offer, including certain liabilities under the Federal securities laws.

      In addition, Bumgarner has retained Continental Stock Transfer & Trust Company as the Depositary. Ranger will, on behalf of Bumgarner, pay the Depositary reasonable and customary compensation for its services in connection with the Tender Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and Bumgarner will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the Federal securities laws.

      Bumgarner has paid or will be responsible for the following expenses incurred or estimated to be incurred in connection with the Tender Offer and the
Merger:

      Description                           Amount
      -----------                           ------
      Legal fees and expenses.............. $20,000
      Miscellaneous expenses...............  20,000
      TOTAL................................ $40,000

      Ranger has paid or will be responsible for paying certain out-of-pocket expenses and the following expenses incurred or estimated to be incurred in connection with the Tender Offer and the Merger:

      Description                                                Amount
      -----------                                                ------
      Legal fees and expenses.................................   $175,000
      Depositary fees and expenses............................      7,000
      Information Agent fees and expenses.....................     10,000
      SEC filing fee..........................................      1,700
      Printing costs (including, newspaper adversisement).....     12,200
      TOTAL...................................................   $205,900

      The fees and expenses incurred or estimated to be incurred by Bumgarner and Ranger in connection with the Tender and the Merger do not include the fees and expenses Bumgarner expects to incur in connection with the financing which Bumgarner is currently seeking to pay for the shares tendered in the Tender Offer. See The Tender Offer - Source and Amount of Funds, above. Bumgarner is not currently able to estimate the fees and expenses that may be associated with obtaining the necessary financing.

      Except as set forth herein (other than, in the event that the laws of one or more jurisdictions require the Tender Offer to be made by a licensed broker or dealer, to a broker or dealer licensed in such jurisdiction), Bumgarner will not pay any fees or commission to any broker, dealer, or other person for soliciting tenders of shares pursuant to the Tender Offer.

15.   MISCELLANEOUS

      Bumgarner is not aware of any jurisdiction in which the making of the Tender Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Bumgarner becomes aware of any valid state statute prohibiting the making of the Tender Offer of the acceptance of Ranger shares, Bumgarner will make a good faith effort to comply with that state statute. If, after a good faith effort, Bumgarner cannot comply with the state statute, Bumgarner will not make the Tender Offer to, nor will Bumgarner accept tenders from or on behalf of, the holders of Ranger shares in that state.

      Bumgarner has filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Tender Offer, and may file any amendments to the Schedule TO. The Schedule TO and exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Consolidated Financial Statement Projections - Available

Information, above with respect to information concerning Ranger, except that copies will not be available at the regional offices of the SEC.

      Bumgarner has not authorized any person to give any information or to make any representation on Bumgarner's behalf that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you should not rely on any such information or representation.

      Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Tender Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Bumgarner, Ranger or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

      The matters discussed under the heading Special Factors and in Selected Pro Forma Financial Data, above contain forward-looking statements that involve risks and uncertainties. Shareholders are cautioned that, in addition to the other factors set forth under the heading Special Factors, the following factors may cause Ranger's actual financial performance to differ materially from those expressed in such forward-looking statements: (i) competitive pricing pressures; and (ii) changes in industry laws and regulations.

      Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of Ranger or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                      The Depositary for the Tender Offer is:

                     Continental Stock Transfer & Trust Company

                      By Mail, Overnight Courier and Hand:

                            Reorganization Department
                                   2 Broadway
                            New York, New York 10004

                           By Facsimile Transmissions
                        (for Eligible Institutions Only):

                                 (212) 616-7610

                              Confirm by Telephone:

                                 (212) 845-3226

      Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Tender Offer.

                   The Information Agent for the Tender Offer is:

                           Beacon Hill Partners, Inc.
                                 90 Broad Street
                            New York, New York 10004

                           Call Collect (212) 843-8500
                         Call Toll Free (800) 755-5001